                                    EXHIBIT 1
                                    ---------

                          AGREEMENT AND PLAN OF MERGER

                                  by and among

                                PHOTOMEDEX, INC.
                             a Delaware corporation

                                       and

                              J MERGER CORP., INC.
                             a Delaware corporation

                                       and

                        SURGICAL LASER TECHNOLOGIES, INC.
                             a Delaware corporation

                               September 25, 2002

                                TABLE OF CONTENTS

                                                                            Page
                                                                            ----
ARTICLE I THE MERGER; CERTAIN RELATED MATTERS ..............................  2

    1.1      The Merger ....................................................  2
    1.2      Closing .......................................................  2
    1.3      Effective Time ................................................  2
    1.4      Effect of the Merger ..........................................  2
    1.5      Charter and Bylaws ............................................  2
    1.6      Officers and Directors ........................................  2
    1.7      Effect on Company Capital Stock ...............................  3
    1.8      Company Appraisal Rights ......................................  4

ARTICLE II EXCHANGE OF CERTIFICATES ........................................  5

    2.1      Exchange Fund .................................................  5
    2.2      Exchange Procedures ...........................................  5
    2.3      Distributions with Respect to Unexchanged Shares ..............  5
    2.4      No Further Ownership Rights in Company Common Stock ...........  6
    2.5      No Fractional Shares of Buyer Common Stock ....................  6
    2.6      Termination of Exchange Fund ..................................  6
    2.7      No Liability ..................................................  6
    2.8      Investment of the Exchange Fund ...............................  7
    2.9      Lost Certificates .............................................  7
    2.10     Withholding Rights ............................................  7
    2.11     Further Assurances ............................................  7

ARTICLE III REPRESENTATIONS AND WARRANTIES OF COMPANY ......................  7

    3.1      Organization; Standing and Power ..............................  8
    3.2      Capitalization ................................................  8
    3.3      Subsidiaries ..................................................  8
    3.4      Information Supplied ..........................................  8
    3.5      Authority; No Default; Binding Obligation .....................  9
    3.6      Consents ...................................................... 10
    3.7      Reports and Financial Statements .............................. 10
    3.8      No Undisclosed Liabilities .................................... 11
    3.9      Absence of Certain Changes .................................... 11
    3.10     Tax Returns ................................................... 11
    3.11     Transactions with Affiliates .................................. 12
    3.12     Contracts and Commitments ..................................... 12
    3.13     Compliance with Contracts; Delivery of Certain Contracts ...... 13
    3.14     Insurance ..................................................... 13
    3.15     Labor Difficulties ............................................ 13
    3.16     Legal Proceedings ............................................. 14
    3.17     Compliance with Law ........................................... 14
    3.18     Environmental Compliance ...................................... 14
    3.19     Employee Benefits ............................................. 16
    3.20     Absence of Questionable Payments .............................. 19
    3.21     Real Property Holding Corporation ............................. 20

                                       (i)

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                                TABLE OF CONTENTS

                                                                            Page
                                                                            ----
   3.22  Intellectual Property ............................................. 20
   3.23  Real Properties ................................................... 22
   3.24  Title and Related Matters ......................................... 22
   3.25  Brokers and Finders ............................................... 22
   3.26  Products .......................................................... 23
   3.27  Export Control Laws ............................................... 23
   3.28  State Takeover Laws ............................................... 23
   3.29  Opinion of Financial Advisor ...................................... 24
   3.30  Board Approval .................................................... 24
   3.31  Reorganization Under the Code ..................................... 24

ARTICLE IV REPRESENTATIONS AND WARRANTIES OF BUYER ......................... 24

   4.1   Organization; Standing and Power .................................. 24
   4.2   Capitalization .................................................... 25
   4.3   Subsidiaries ...................................................... 25
   4.4   Information Supplied .............................................. 25
   4.5   Authority; No Default; Binding Obligation ......................... 25
   4.6   Consents .......................................................... 26
   4.7   Reports and Financial Statements .................................. 26
   4.8   No Undisclosed Liabilities ........................................ 27
   4.9   Absence of Certain Changes ........................................ 27
   4.10  Tax Returns ....................................................... 27
   4.11  Transactions with Affiliates ...................................... 28
   4.12  Contracts and Commitments ......................................... 28
   4.13  Compliance with Contracts; Delivery of Certain Contracts .......... 29
   4.14  Insurance ......................................................... 29
   4.15  Labor Difficulties ................................................ 29
   4.16  Legal Proceedings ................................................. 30
   4.17  Compliance with Law ............................................... 30
   4.18  Environmental Compliance .......................................... 31
   4.19  Employee Benefits ................................................. 32
   4.20  Absence of Questionable Payments .................................. 35
   4.21  Real Property Holding Corporation ................................. 36
   4.22  Intellectual Property ............................................. 36
   4.23  Real Properties ................................................... 38
   4.24  Title and Related Matters ......................................... 38
   4.25  Brokers and Finders ............................................... 38
   4.26  Products .......................................................... 38
   4.27  Export Control Laws ............................................... 39
   4.28  State Takeover Laws ............................................... 39
   4.29  Board Approval .................................................... 40
   4.30  Reorganization Under the Code ..................................... 40

ARTICLE V ADDITIONAL AGREEMENTS ............................................ 40

   5.1   Proxy Statement/Prospectus ........................................ 40

                                      (ii)

                                TABLE OF CONTENTS

                                                                            Page
                                                                            ----
    5.2      No Solicitation ............................................... 41
    5.3      Access to Information ......................................... 43
    5.4      Confidentiality ............................................... 43
    5.5      Public Disclosure ............................................. 43
    5.6      Consents; Cooperation ......................................... 44
    5.7      Legal Requirements ............................................ 45
    5.8      Blue Sky Laws ................................................. 45
    5.9      Employee Benefit Plans ........................................ 45
    5.10     Listing of Additional Shares .................................. 45
    5.11     Termination of Trading of Company Common Stock ................ 45
    5.12     Employment Agreements ......................................... 45
    5.13     Affiliates and Stockholders Agreements ........................ 46
    5.14     Indemnification ............................................... 46
    5.15     Fees and Expenses ............................................. 47

ARTICLE VI CONDITIONS PRECEDENT TO THE MERGER .............................. 48

    6.1      Conditions to Each Party's Obligations to Effect the Merger ... 48
    6.2      Additional Conditions to Obligations of Buyer ................. 49
    6.3      Additional Conditions to Obligations of Company ............... 50

ARTICLE VII CONDUCT PRIOR TO THE EFFECTIVE TIME ............................ 51

    7.1      Covenants of Company .......................................... 51
    7.2      Covenants of Buyer ............................................ 52

ARTICLE VIII TERMINATION AND AMENDMENT ..................................... 54

    8.1      Termination ................................................... 54
    8.2      Effect of Termination ......................................... 56
    8.3      Amendment ..................................................... 56
    8.4      Extension; Waiver ............................................. 57

ARTICLE IX MISCELLANEOUS ................................................... 57

    9.1      Definitions ................................................... 57
    9.2      Choice of Law and Forum ....................................... 60
    9.3      Notices ....................................................... 61
    9.4      Attorneys' Fees ............................................... 62
    9.5      Confidentiality ............................................... 62
    9.6      Entire Agreement .............................................. 62
    9.7      Non-Survival of Representations and Warranties ................ 62
    9.8      Counterparts; Facsimile Signatures ............................ 62
    9.9      Remedies Cumulative ........................................... 62
    9.10     Incorporation of Recitals ..................................... 62
    9.11     Headings; Context ............................................. 62
    9.12     Benefit ....................................................... 63
    9.13     Severability .................................................. 63

                                      (iii)

                          AGREEMENT AND PLAN OF MERGER

         THIS AGREEMENT AND PLAN OF MERGER (the "Agreement") is entered into as of September 25, 2002, by and among PhotoMedex, Inc., a Delaware corporation ("Buyer"), J Merger Corp., Inc., a Delaware corporation ("Merger Sub"), and a direct wholly-owned subsidiary of Buyer, and Surgical Laser Technologies, Inc., a Delaware corporation ("Company").

                                    Premises

         WHEREAS, the respective Boards of Directors of Buyer, Company and Merger Sub each have determined that it is in the best interests of their respective companies and the stockholders of their respective companies that Company and Merger Sub combine into a single company through the merger of Merger Sub with and into Company (the "Merger"), on the terms and conditions set forth herein;

         WHEREAS, the Boards of Directors of Buyer, Company and Merger Sub have approved and adopted this Agreement, the Merger and the other transactions contemplated hereby (including the Stockholder Agreements, as defined below), and each has agreed to recommend approval of the transactions contemplated hereby by their respective stockholders, to the extent required by applicable law;

         WHEREAS, concurrently herewith and as an inducement for Buyer to enter into this Agreement, Company and certain stockholders of Company (the "Company Principal Stockholders") have agreed to enter into agreements (the "Stockholder Agreements") pursuant to which such Company Principal Stockholders have agreed, among other things, to vote all of the shares of Company Common Stock beneficially owned by them in favor of approval and adoption of this Agreement and the Merger; and

         WHEREAS, for federal income tax purposes, it is intended that the Merger shall qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder (the "Code").

                                    Agreement

         NOW, THEREFORE, on the stated premises and for and in consideration of the mutual covenants and agreements hereinafter set forth and the mutual benefits to the parties to be derived here from, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, the parties hereby agree as follows:

                                   ARTICLE I
                       THE MERGER; CERTAIN RELATED MATTERS

     1.1 The Merger. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the Delaware General Corporation Law (the "DGCL"), at the Effective Time (as defined in Section 1.3), Merger Sub shall be merged with and into Company and the separate corporate existence of Merger Sub shall thereupon cease. Company shall be the surviving corporation (in such capacity, the "Surviving Corporation") in the Merger and shall continue its corporate existence under the laws of the State of Delaware. As a result of the Merger, Company shall become a wholly-owned subsidiary of Buyer.

     1.2   Closing. Upon the terms and subject to the conditions set forth in
Article VI and the termination rights set forth in Article VIII, the closing of the Merger (the "Closing") will take place on the first Business Day (as defined in Section 9.1(d)) after the satisfaction or waiver (subject to applicable law) of the conditions (excluding conditions that, by their nature, cannot be satisfied until the Closing Date (as defined below)) set forth in Article VI, unless this Agreement has been theretofore terminated pursuant to its terms or unless another time or date is agreed to in writing by the parties hereto (the actual time and date of the Closing being referred to herein as the "Closing Date"). The Closing shall be held at the offices of Duane Morris LLP, One Liberty Place, Philadelphia, Pennsylvania 19103-7396, unless another place is agreed to in writing by the parties hereto.

     1.3 Effective Time. As soon as practicable following the satisfaction or waiver (subject to applicable law) of the conditions set forth in Article VI, at the Closing, the parties shall cause the Merger to be consummated by filing a certificate of merger relating to the Merger (the "Certificate of Merger") with the Secretary of State of the State of Delaware in such form as is required by, and executed and acknowledged in accordance with the relevant provisions of, the DGCL and make all other filings or recordings required under the DGCL. The Merger shall become effective at: (a) the date and time the Certificate of Merger relating to the Merger is duly filed with the Secretary of State of the State of Delaware, or (b) such subsequent time as Buyer and Company shall agree and as shall be specified in the Certificate of Merger (such time as the Merger becomes effective being the "Effective Time").

     1.4 Effect of the Merger. At and after the Effective Time, the Merger will have the effects set forth in the DGCL.

     1.5   Charter and Bylaws.

     (a) At the Effective Time, the certificate of incorporation of Merger Sub, as in effect immediately prior to the Effective Time, shall be the certificate of incorporation of the Surviving Corporation until thereafter amended as provided therein and by applicable law.

     (b) At the Effective Time, the bylaws of Merger Sub, as in effect immediately prior to the Effective Time, shall be the bylaws of the Surviving Corporation until thereafter amended as provided therein and by applicable law.

     1.6 Officers and Directors. The officers and directors of Surviving Corporation at the Effective Time shall be the Persons (as defined in Section 9.1(u)) listed on and with the corresponding offices and positions set forth on
Exhibit 1.6, in each case, until their respective successors are duly elected and qualified or until their earlier death, resignation or removal in accordance with the Surviving Corporation's certificate of incorporation and bylaws.

     1.7 Effect on Company Capital Stock. By virtue of the Merger and without any action on the part of Buyer, Merger Sub, Company or the holders of any of the following securities:

     (a) At the Effective Time, subject to Section 2.5, each share of the Company's Common Stock, par value $0.01 per share ("Company Common Stock"), issued and outstanding immediately prior to the Effective Time (other than any shares of Company Common Stock to be canceled pursuant to Section 1.7(c) and any Dissenting Shares (as defined in Section 1.8)) shall be canceled and extinguished and be converted automatically into the right to receive 1.12 validly issued, fully paid and nonassessable shares of Buyer's Common Stock, par value $0.01 per share ("Buyer Common Stock") (the "Exchange Ratio"). The shares of Buyer Common Stock into which shares of Company Common Stock are converted pursuant to this Section 1.7(a) and any cash payable in lieu of fractional shares pursuant to Section 2.5 are referred to herein collectively as the "Merger Consideration."

     (b) At the Effective Time, all shares of Company Common Stock to be converted into Buyer Common Stock pursuant to Section 1.7(a) shall, by virtue of the Merger and without any action on the part of the holders thereof, cease to exist, and each holder of a certificate, which immediately prior to the Effective Time represented any such shares of Company Capital Stock (such certificate or other evidence of ownership, a "Certificate") shall thereafter cease to have any rights with respect to such shares of Company Common Stock, except the right to receive the applicable Merger Consideration with respect thereto to be issued in consideration therefor and any dividends or other distributions to which holders of Company Common Stock become entitled upon the surrender of such Certificate.

     (c) At the Effective Time, any shares of Company Common Stock that are owned immediately prior to the Effective Time by Company as treasury stock or by Buyer or Merger Sub shall be canceled and extinguished without any conversion thereof.

     (d)   At the Effective Time, except for the securities of Company listed on
Section 1.7(d) of the Company Disclosure Schedule, all of the following shall be canceled and extinguished without any conversion thereof: (i) outstanding securities convertible into or exchangeable for any capital stock of Company or any of its Subsidiaries; (ii) outstanding options, warrants, calls or other rights, including rights to demand registration or to sell in connection with any registration by Company or any of its Subsidiaries under the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder (the "Securities Act") to purchase or subscribe to Company Common Stock or any of its Subsidiaries or securities convertible into or exchangeable for capital stock of Company or capital stock of any of its Subsidiaries; and (iii) any contract, commitment, agreement, arrangement, plan or understanding (each, a "Contract") relating to the issuance, sale or transfer of any equity or other security of Company or any of its Subsidiaries, other than the Transaction Documents (as defined in Section 9.1(aa)). Notwithstanding the foregoing, the warrants listed on Section 1.7(d) of the Company Disclosure Schedule shall survive on their current terms and conditions, except that, after the Effective Time, such warrants shall only be exercisable for that number of shares of Buyer Common Stock, which the holders thereof would have been entitled to receive in the Merger had such warrants been fully exercised prior to the Effective Time, and that there shall be a proportionate adjustment of the exercise price therefor.

     (e) At the Effective Time, each share of common stock, par value $0.0001 par value, of Merger Sub ("Merger Sub Common Stock") issued and outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the party of the holder thereof, be converted into and exchanged for one validly issued, fully paid and nonassessable share of common stock, par value $0.0001, of the Surviving Corporation. Each stock certificate of Merger Sub evidencing ownership of any such shares shall continue to evidence ownership of such shares of capital stock of the Surviving Corporation.

     (f) If, between the date of this Agreement and the Effective Time, the outstanding shares of Buyer Common Stock or the outstanding shares of Company Common Stock shall have been increased, decreased, changed into or exchanged for a different number of shares or different class, in each case, by reason of any reclassification, recapitalization, stock split, split-up, combination or exchange of shares or a stock dividend or dividend payable in any other securities shall be declared with a record date within such period, or any similar event shall have occurred, the applicable Exchange Ratio shall be appropriately adjusted to provide to the holders of Buyer Common Stock and Company Common Stock the same economic effect as contemplated by this Agreement prior to such event.

     1.8   Company Appraisal Rights.

     (a) Notwithstanding anything in this Agreement to the contrary and unless provided for by applicable law, shares of Company Capital Stock that are issued and outstanding immediately prior to the Effective Time and that are owned by a stockholder who has properly perfected his or her right of appraisal within the meaning of Section 262 of the DGCL (any such shares being collectively referred to herein as the "Dissenting Shares") shall not be converted into the right to receive the applicable Merger Consideration with respect thereto, unless and until such stockholder shall have failed to perfect or effectively withdrawn or otherwise lost such right of appraisal under the DGCL, but, instead, such stockholder shall be entitled to payment of the appraised value of such Dissenting Shares in accordance with Section 262 of the DGCL. If any such stockholder shall have failed to perfect or shall have effectively withdrawn or otherwise lost such right of appraisal, each share of Company Capital Stock held by such stockholder shall thereupon be deemed to have been converted into the right to receive and become exchangeable for, at the Effective Time, the applicable Merger Consideration with respect thereto, in the manner provided for in Section 1.7.

     (b) Company shall give Buyer: (i) prompt notice of any demands for appraisal filed pursuant to Section 262 of the DCCL received by Company, withdrawals of such demands and any other instruments served or delivered in connection with such demands pursuant to the DGCL and received by Company, and
(ii) the opportunity to participate in all negotiations and proceedings with respect to demands under the DGCL consistent with the obligations of Company thereunder. Company shall not, except with the prior written consent of Buyer,
(x) make any payment with respect to any such demand, (y) offer to settle or settle any such demand, or (z) waive any failure to timely deliver a written demand for appraisal or timely take any other action to perfect appraisal rights in accordance with the DGCL.

                                   ARTICLE II
                            EXCHANGE OF CERTIFICATES

     2.1 Exchange Fund. American Stock Transfer & Trust Co. shall act as exchange agent (the "Exchange Agent") hereunder for the purpose of exchanging Certificates for the applicable Merger Consideration. At or prior to the Effective Time, Buyer shall deposit with the Exchange Agent, in trust for the benefit of holders of shares of Company Common Stock, certificates representing the shares of the Buyer Common Stock issuable pursuant to Section 1.7 in exchange for outstanding shares of Company Common Stock. Buyer agrees to deliver to the Exchange Agent cash sufficient to pay cash in lieu of fractional shares pursuant to Section 2.5, as and when determined pursuant thereto and, from time to time, as needed, any dividends and other distributions pursuant to Section
2.3. Any cash and certificates representing Buyer Common Stock deposited with the Exchange Agent shall hereinafter be referred to as the "Exchange Fund."

     2.2 Exchange Procedures. Promptly after the Effective Time, Buyer shall cause the Exchange Agent to mail to each holder of a Certificate: (a) a letter of transmittal, which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass only upon proper delivery of the Certificates to the Exchange Agent, and which letter shall be in customary form and have such other provisions as Buyer may reasonably specify (such letter to be reasonably acceptable to Company prior to the Effective Time), and (b) instructions for effecting the surrender of such Certificates in exchange for the applicable Merger Consideration, together with any dividends and other distributions with respect thereto. Upon surrender of a Certificate to the Exchange Agent together with such letter of transmittal, duly executed and completed in accordance with the instructions thereto, and such other documents as may reasonably be required by the Exchange Agent, the holder of such Certificate shall be entitled to receive in exchange therefor: (i) one or more shares of Buyer Common Stock (which shall be in physical, certificated form) representing, in the aggregate, the whole number of shares that such holder has the right to receive pursuant to Section 1.7 (after taking into account all shares of Company Common Stock then held by such holder), and (ii) a check in the amount equal to the cash that such holder has the right to receive pursuant to the provisions of this Article II, including cash in lieu of any fractional shares of Buyer Common Stock pursuant to Section 2.5 and dividends and other distributions pursuant to Section 2.3. No interest will be paid or will accrue on any cash payable pursuant to Sections 2.3 or 2.5. In the event of a transfer of ownership of Company Common Stock, which is not registered in the transfer records of Company, one or more shares of Buyer Common Stock evidencing, in the aggregate, the proper number of shares of Buyer Common Stock, a check in the proper amount of cash in lieu of any fractional shares of Buyer Common Stock pursuant to Section 2.5 and any dividends or other distributions to which such holder is entitled pursuant to Section 2.3, may be issued with respect to such Company Common Stock to such a transferee if the Certificate representing such shares of Company Common Stock is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and to evidence that any applicable stock transfer taxes have been paid.

     2.3 Distributions with Respect to Unexchanged Shares. No dividends or other distributions with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate with respect to the shares of Buyer Common Stock that such holder would be entitled to receive upon surrender of such Certificate and no cash payment in lieu of fractional shares of Buyer Common Stock shall be paid to any such holder pursuant to

Section 2.5, until such holder shall surrender such Certificate in accordance with Section 2.2. Subject to the effect of applicable laws, following surrender of any such Certificate, there shall be paid to the record holder thereof without interest: (a) promptly after the time of such surrender, the amount of any cash payable in lieu of fractional shares of Buyer Common Stock to which such holder is entitled pursuant to Section 2.5 and the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such whole shares of Buyer Common Stock, and (b) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time and a payment date subsequent to such surrender payable with respect to such shares of Buyer Common Stock.

     2.4 No Further Ownership Rights in Company Common Stock. All shares of Buyer Common Stock issued and cash paid upon conversion of shares of Company Common Stock in accordance with the terms of Article I and this Article II (including any cash paid pursuant to Sections 2.3 or 2.5) shall be deemed to have been issued or paid in full satisfaction of all rights pertaining to the shares of Company Common Stock.

     2.5 No Fractional Shares of Buyer Common Stock. No certificates or scrip or shares of Buyer Common Stock representing fractional shares of Buyer Common Stock shall be issued upon the surrender for exchange of Certificates and such fractional share interests shall not entitle the owner thereof to vote or to have any rights of a stockholder of Buyer or a holder of shares of Buyer Common Stock. In lieu of any fractional share of Buyer Common Stock otherwise to be issued to any holder of Company Common Stock hereunder, each holder of shares of Company Common Stock, who would otherwise be entitled to a fraction of a share of Buyer Common Stock (after aggregating all fractional shares of Buyer Common Stock to be received by such holder) shall receive from Buyer an amount of cash (rounded to the nearest whole cent and without interest) equal to the product of: (a) such fraction multiplied by (b) the average closing price of a share of Buyer Common Stock as quoted on the Nasdaq National Market (as defined in
Section 9.1(s)) for the twenty (20) trading days ending on the last full trading day immediately prior to the Effective Time. As promptly as practicable after the determination of the amount of cash, if any, to be paid to holders of fractional interests, the Exchange Agent shall so notify Buyer, and Buyer shall deposit such amount with the Exchange Agent pursuant to Section 2.1 and shall cause the Exchange Agent to forward payments to such holders of fractional interests, subject to and in accordance with the terms hereof.

     2.6 Termination of Exchange Fund. Any portion of the Exchange Fund, which remains undistributed to the holders of Certificates for one year after the Effective Time shall, at Buyer's request, be delivered to Buyer or otherwise on the instruction of Buyer, and any holders of the Certificates who have not theretofore complied with this Article II shall, after such delivery, look only to Buyer (subject to abandoned property, escheat and similar laws) for the Merger Consideration with respect to the shares of Company Common Stock formerly represented thereby to which such holders are entitled pursuant to Sections 1.7 and 2.2, and, only as general creditors thereof, any cash in lieu of fractional shares of Buyer Common Stock to which such holders are entitled pursuant to
Section 2.5 and any dividends or distributions (with a record date after the Effective Time) with respect to shares of Buyer Common Stock to which such holders are entitled pursuant to Section 2.3.

     2.7 No Liability. None of Buyer, Company or Merger Sub or the Exchange Agent shall be liable to any Person in respect of any Merger Consideration from the Exchange Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

     2.8 Investment of the Exchange Fund. The Exchange Agent shall invest any cash included in the Exchange Fund, as directed by Buyer, on a daily basis, provided that no such investment or loss thereon shall affect the amounts payable to holders of Company Common Stock pursuant to Article II and the other provisions of this Article II. Any interest and other income resulting from such investments shall promptly be paid to Buyer.

     2.9 Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by Buyer, the posting by such Person of a bond in such reasonable amount as Buyer may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will deliver in exchange for such lost, stolen or destroyed Certificate the applicable Merger Consideration with respect to the shares of Company Common Stock formerly represented thereby and unpaid dividends and distributions on shares of Buyer Common Stock deliverable in respect thereof, pursuant to this Agreement.

     2.10 Withholding Rights. Buyer shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of shares of Company Common Stock such amounts as it is required to deduct and withhold with respect to the making of such payment under the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder (the "Code"), or any provision of state, local or foreign tax law. To the extent that amounts are so withheld by Buyer, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of Company Common Stock in respect of which such deduction and withholding was made by Buyer.

     2.11 Further Assurances. At and after the Effective Time, the officers and directors of Buyer shall be authorized to execute and deliver, in the name and on behalf of Buyer, Company and Merger Sub, any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf of Buyer, Company and Merger Sub, any other actions and things to vest, perfect or confirm of record or otherwise in Buyer, Company and Merger Sub, any and all right, title and interest in, to and under any of the rights, properties or assets acquired or to be acquired by Buyer, Company and Merger Sub, as a result of, or in connection with, the Merger.

                                  ARTICLE III
                         REPRESENTATIONS AND WARRANTIES
                                   OF COMPANY

     Except as set forth in that section of the document of even date herewith delivered by Company to Buyer prior to the execution and delivery of this Agreement (the "Company Disclosure Schedule") corresponding to the Section of this Agreement, to which any of the following representations and warranties specifically relate or as disclosed in another section of the Company Disclosure Schedule, if it is reasonably apparent on the face of the disclosure that it is applicable to another Section of this Agreement, Company represents and warrants to Buyer, as follows:

     3.1 Organization; Standing and Power. Company and each of its Subsidiaries (as defined in Section 9.1(x)) is: (a) a corporation or other organization duly organized, validly existing and in good standing under the laws of the jurisdiction of its respective incorporation or organization and has the requisite power and authority to own, lease and operate its properties and assets and to carry on its business in all material respects as now being conducted, except where the failure to be so organized, existing and in good standing or to have such power and authority, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect (as defined in Section 9.1(q)) on Company, and (b) duly authorized, qualified, franchised and licensed in each jurisdiction in which the nature or location of its business or the ownership or leasing of its properties and assets or the character and location of the assets owned or leased by it makes such authorization, qualification, franchising and licensing necessary, except where the failure to be so authorized, qualified, franchised or licensed, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Company. True, correct and complete copies of the certificate of incorporation and bylaws or other comparable organizational documents of Company and each of its Subsidiaries, as in effect as of the date of this Agreement, have been delivered by the Company to the Buyer.

     3.2   Capitalization.

     (a) As of the date of this Agreement, the authorized capitalization of Company consists of 30,000,000 shares of Company Common Stock, of which 2,327,965 shares were issued and outstanding, and no shares of preferred stock. All issued and outstanding shares of Company Common Stock were duly authorized, validly issued and are fully paid and nonassessable, and none of such shares were issued in violation of the preemptive or other rights of any Person or the provisions of any applicable law, rule or regulation.

     (b) (i) There are no: (A) outstanding securities convertible into or exchangeable for any capital stock of Company or any of its Subsidiaries; (B) outstanding options, warrants, calls or other rights, to purchase or subscribe to capital stock of the Company or any of its Subsidiaries or securities convertible into or exchangeable for capital stock of Company or any of its Subsidiaries; or (C) Contracts relating to the issuance, sale or transfer of any equity or other security of Company or any of its Subsidiaries, other than this Agreement, and (ii) neither Company nor any of its Subsidiaries is a party to any voting trust agreement or other Contract restricting or otherwise relating to voting or dividend rights with respect to the Company Common Stock or the capital stock of any of its Subsidiaries.

     3.3 Subsidiaries. Section 3.3 of the Company Disclosure Schedule sets forth a list of each Subsidiary (as defined in Section 9.1(y)) of Company. All of the outstanding shares of capital stock of each Subsidiary of Company were duly authorized and validly issued, and are fully paid and nonassessable, and are owned, beneficially (as defined in Section 9.1(b)) and of record, directly or indirectly, by Company, free and clear of all Encumbrances (as defined in Section 9.1(h)).

     3.4 Information Supplied. None of the information supplied or to be supplied by Company for inclusion or incorporation by reference in the registration statement on Form S-4 to be filed by the Buyer with the Securities and Exchange Commission (the "Commission") in connection with the registration of the Buyer Common Stock issuable upon conversion of the Company Common Stock in the Merger, and any amendments thereto (the "Form S-4"), the proxy statement filed by the Company with the Commission in connection with the meeting of the Company's stockholders with respect to the Merger (the "Company Stockholders Meeting") or the proxy statement filed by the Buyer with the Commission in connection with the meeting of the Buyer's stockholders with respect to the Merger (the "Buyer Stockholders Meeting"), if any, and, in each case, any amendments or supplements thereto, either or both of which shall be the same as a proxy statement/prospectus contained in the Form S-4 (each such proxy statement/prospectus and any amendments or supplements thereto, collectively referred to herein as the "Proxy Statement/Prospectus"), will, (a) in the case of the Form S-4, at the time the Form S-4 becomes effective under the Securities Act or at the Effective Time, or (b) in the case of the Proxy Statement/Prospectus, (i) at the time of the mailing of the Proxy Statement/Prospectus and any amendments or supplements thereto, (ii) at the time of each of the Buyer Stockholders Meeting, if any, and the Company Stockholders Meeting, or (iii) at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The Proxy Statement/Prospectus will comply, as of its mailing date, as to form in all material respects with all applicable law, including the provisions of the Securities Act and the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (the "Exchange Act"). Notwithstanding the foregoing provisions of this Section 3.4, the Company makes no representation or warranty with respect to the statements made or incorporated by reference in the Form S-4 or the Proxy Statement/Prospectus, based on information supplied by Buyer for inclusion or incorporation by reference therein.

     3.5 Authority; No Default; Binding Obligation. Company has the full power, authority and legal right and has duly taken all actions required by law, Company's certificate of incorporation, bylaws or otherwise to execute, deliver and perform each of the Transaction Documents and consummate the transactions herein contemplated, other than the approval of this Agreement and the Merger by the Company's stockholders in accordance with the DGCL. Such execution, delivery and performance does not and will not (and in the case of the matters described in Sections 3.5(a)-(c) below, subject to the rights of any Dissenting Shares set forth in Section 1.8, assuming the receipt of any consents, and except for such violations, conflicts, breaches or defaults that individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Company or the Surviving Corporation: (a) conflict with, or result in a violation of, or give any Person the right to challenge any of the transactions contemplated hereby or to exercise any remedy or obtain any relief under, any law, rule, regulation, judgment, order, injunction, decree or ruling of any court, tribunal, arbitrator or Governmental Authority (as defined in Section 9.1(k)), domestic or foreign, to which any of Company or any of its Subsidiaries, or any of their respective properties or assets, may be subject;
(b) conflict with, or result in a violation of any of the terms or requirements of, or give any Person the right to revoke, withdraw, suspend, cancel, terminate, or modify, any license, permit or other authorization that is held by any of Company or any of its Subsidiaries, or that otherwise relates to the business of, or any of the properties or assets owned or used by, any of Company or any of its Subsidiaries; (c) conflict with, or result in a violation or breach of any provision of, or give any Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate, or modify, any Contract to which any of Company or any of its Subsidiaries is a party; or (d) violate any provision of: (i) the certificate of incorporation or bylaws or other comparable organizational document of Company or any of its Subsidiaries, or (ii) any resolution adopted by the Board of Directors (as defined in Section 9.1(c)) or the stockholders of Company or any of its Subsidiaries. Assuming the due authorization, execution and delivery thereof by each other party thereto, each of the Transaction Documents to which the Company is a party is, and upon execution and delivery by Company to Buyer will be, the legal, valid and binding obligation of Company, enforceable against Company in accordance with its respective terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and similar laws relating to or affecting creditors generally or by general equity principles (regardless of whether such enforceability is considered in a proceeding in equity or at law).

     3.6 Consents. No consent, order, approval or authorization of, or declaration, filing or registration with, any Governmental Authority or any Person is required to be made or obtained by Company in connection with the execution and delivery or the consummation of the Transaction Documents and the transactions contemplated hereby or thereby, except for those required or in relation to: (a) the Securities Act, (b) state securities or "blue sky" laws;
(c) the Exchange Act; (d) the rules and regulations of Nasdaq (as defined in Section 9.1(r)); (e) the DGCL with respect to the filing of the Certificate of Merger; (f) the filing with the Commission of the Proxy Statement/Prospectus and the Form S-4; (g) the approval and adoption of this Agreement and the Merger by the stockholders of Company in accordance with the DGCL, and its certificate of incorporation and bylaws; and (h) such consents, orders, approvals, authorizations, declarations, filings and registrations, the failure of which to make or obtain, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Company.

     3.7   Reports and Financial Statements.

     (a) Company has filed all registration statements, proxy statements, information statements, prospectuses, reports, schedules, forms and other documents required to be filed by it with the Commission, since January 1, 1998, under the Securities Act or the Exchange Act (all of the foregoing filed prior to the date hereof, and all exhibits included therein and financial statements and schedules thereto and documents, other than exhibits to such documents, incorporated by reference therein, being referred to herein as the "Company SEC Documents"). No Subsidiary of Company is required to file any registration statement, proxy statement, information statement, prospectus, report, schedule, form or other document with the Commission. All of the Company SEC Documents, as of their respective dates of filing (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing): (i) complied in all material respects as to form with the applicable requirements of the Securities Act or Exchange Act, as the case may be, and (ii) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

     (b) The consolidated balance sheets and the related consolidated statements of operations, stockholders' equity and cash flows (including the related notes thereto) of the Company and its Subsidiaries included in the Company SEC Documents (collectively, the "Company Financial Statements") complied as to form in all material respects with applicable accounting requirements and the published rules and regulations of the Commission with respect thereto, fairly presented the consolidated financial position and the consolidated results of operations and the changes in stockholders' equity and cash flows for Company and its Subsidiaries as of their respective dates and for the respective periods covered thereby and have been prepared in accordance with generally accepted accounting principles ("GAAP") consistently applied during the periods involved, (except as otherwise noted therein, or, in the case of unaudited interim financial statements, as may be permitted by the Commission).

     3.8 No Undisclosed Liabilities. Except as set forth in the Company Financial Statements and the Company SEC Documents, neither Company nor any of its Subsidiaries had at June 30, 2002 or has incurred since that date through the date of this Agreement, any material liabilities or obligations of any nature (absolute, accrued, contingent or otherwise), except liabilities, obligations or contingencies which: (a) are accrued or reserved against in the Company Financial Statements or that would not be required to be disclosed on a consolidated balance sheet of Company and its Subsidiaries or the footnotes thereto prepared in conformity with GAAP, or (b) were incurred after such date in the ordinary course of business of Company and its Subsidiaries and consistent with past practice and which, in any event, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Company.

     3.9 Absence of Certain Changes. Except as set forth in the Company SEC Documents filed prior to the date of this Agreement, since June 30, 2002, each of Company and its Subsidiaries has conducted its business only in the ordinary course and in a manner consistent with past practice and, since such date, other than in the ordinary course of business, there has not occurred:

     (a) any change, event or condition that has resulted in, or might be reasonably expected to result in, a Material Adverse Effect to Company; or

     (b) any change in any accounting methods or practices by Company or any reevaluation by Company of the Company Assets (as defined in Section 3.24).

     3.10 Tax Returns. Company and its Subsidiaries have: (a) filed or have caused to be filed, on a timely basis, any return, report or similar statement required to be filed with respect to any Tax (as defined in Section 9.1(z)), including any attached schedules, including without limitation, any informational return, claim for refund, amended return or declaration of estimated Tax (each, a "Tax Return") required to have been filed (or extensions have been duly obtained) by Company or its Subsidiaries and which were due prior to the date of this Agreement, except with respect to Tax Returns, the failure to so file would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Company; (b) paid within the time and in the manner prescribed by law all Taxes, due for all periods ending on or prior to the date of this Agreement, except with respect to Taxes, the failure to so pay would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Company; and (c) established adequate reserves for the payment of all unpaid Taxes as of the date of the Company Financial Statements. The Tax Returns are true, complete and accurate, in all material respects. No tax assessment or deficiency has been made against any of Company or its Subsidiaries nor has any written notice been given of any actual or proposed assessment or deficiency which has not been paid or for which an adequate reserve has not been set aside, except for any such assessment or deficiency that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Company. The Tax Returns are not presently, nor have they since January 1, 1998 been, the subject of any audit or other administrative or court proceeding by any federal, territorial, state, local, foreign or other Governmental Authority. Each of Company and its Subsidiaries has not received any written notice that any of the Tax Returns is now being or will be examined or audited by any

Governmental Authority, and no consents extending any applicable statute of limitations have been filed.

     3.11 Transactions with Affiliates. Except as set forth in the Company SEC Documents, (a) neither Company nor any of its Subsidiaries is a party to any Contract that is in violation of Section 13(k) of the Exchange Act or that, but for the last sentence of Section 13(k)(1) of such act, would be in violation thereof, and (b) no event has occurred that would be required to be reported by the Company pursuant to Item 404 of Regulation S-K promulgated by the Commission.

     3.12  Contracts and Commitments.

     (a) Except as filed as an exhibit to a Company SEC Document, neither Company or any of its Subsidiaries is a party to or bound by any of the following Contracts, which, individually or in the aggregate, are material to the business, operations or prospects of Company or its Subsidiaries ("Material Company Contracts"):

           (i) leases, licenses, permits, franchises, insurance policies, Governmental Approvals (as defined in Section 9.1(j)) and other Contracts concerning or relating to real property;

           (ii) employment consulting, agency, collective bargaining or other similar Contracts relating to or for the benefit of current, future or former employees, officers, directors, sales representatives distributors, dealers, agents, independent contractors or consultants;

           (iii) loan agreements, indentures, letters of credit, mortgages, security agreements, pledge agreements, deeds of trust, bonds, notes, guarantees and other Contracts relating to the borrowing of money or obtaining of or extension of credit;

           (iv) all Contracts providing in whole or in part for the use of, or limiting the use of, any Intellectual Property (as defined in Section 9.1(o));

           (v)    brokerage or finders' Contracts;

           (vi) joint venture, partnership and similar Contracts involving a sharing of profits or expenses (including but not limited to joint research and development and joint marketing Contracts);

           (vii) stock purchase agreements, asset purchase agreements and other acquisition or divestiture Contracts, including but not limited to any Contracts relating to the acquisition, sale, lease or disposal of any assets (other than in the ordinary course of business and consistent with past practices) or involving continuing indemnity or other obligations;

           (viii) sales agency, manufacturer's representative, marketing or distributorship Contracts;

           (ix) Contracts with respect to the representation of Company or its Subsidiaries or their respective business in foreign countries; and

           (x) master lease Contracts providing for the leasing of both: (A) personal property primarily used in, or held for use primarily in connection with, the business of Company or its Subsidiaries and (B) other personal property

     (b) Company has delivered to Buyer true, complete and correct copies of all written Material Company Contracts listed in Section 3.12(a) of the Company Disclosure Schedule, together with all amendments thereto, and accurate descriptions of all material terms of all oral Material Company Contracts, set forth in Section 3.12(a) of the Company Disclosure Schedule.

     3.13 Compliance with Contracts; Delivery of Certain Contracts. Neither Company nor any of its Subsidiaries is in default under any Material Company Contract, including, without limitation, those Material Company Contracts described in Section 3.12 of the Company Disclosure Schedule, except for those which, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Company, and no act or omission by any of Company or its Subsidiaries has occurred which, with notice or lapse of time or both, would constitute such a default under any term or provision of any such Material Company Contract. Each of the Material Company Contracts is valid and in full force and effect. To the knowledge of Company, no other party to a Material Company Contract with any of Company or its Subsidiaries is in default under any such Material Company Contract, and, no act or omission has occurred by any party, which, with notice or lapse of time or both, would constitute such a default under any term or provision thereof.

     3.14 Insurance. The Company has delivered to buyer a true, correct and complete copy of all existing policies of fire, liability, worker's compensation and all other forms of insurance owned or held by, or covering the business, properties or assets of, each of Company and its Subsidiaries. All such policies are in full force and effect, all premiums due with respect thereto covering all periods up to and including the date hereof have been paid, and no notice of cancellation or termination has been received by any of Company or its Subsidiaries with respect to any such policy.

     3.15  Labor Difficulties.

     (a) None of the employees of Company or any of its Subsidiaries is represented in his or her capacity as an employee of such company by any labor organization; neither the Company nor any of its Subsidiaries has recognized any labor organization nor has any labor organization been elected as the collective bargaining agent of any of their employees; and to the knowledge of the Company, there is no active or current union organization activity involving the employees of the Company or any of its Subsidiaries, nor has there ever been union representation involving employees of the Company or any of its Subsidiaries.

     (b) The Company has made available to Buyer a description of all material written employment policies under which the Company and each of its Subsidiaries is operating.

     (c) The Company and each of its Subsidiaries is in compliance with all Federal, foreign (as applicable), and state laws regarding employment practices, including laws relating to workers' safety, sexual harassment or discrimination, except where the failure to so be in compliance, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on the Company.

     3.16 Legal Proceedings. Except as set forth in the Company SEC Documents, there are no actions, suits, claims, investigations or proceedings pending or, to the knowledge of the Company, threatened against the Company or any of its Subsidiaries or any of their respective properties or any of their respective officers or directors (in their capacities as such) that, individually or in the aggregate, could reasonably be expected to result in obligations or liabilities of the Company or any of its Subsidiaries that would have, individually or in the aggregate, a Material Adverse Effect on the Company. Neither the Company nor any of its Subsidiaries or any of their respective officers or directors (in their capacities as such) is subject to any outstanding judgment, order, writ, injunction or decree which, (a) has or may have the effect of prohibiting or impairing any business practice of the Company or any of its Subsidiaries, any acquisition of property (tangible or intangible) by the Company or any of its Subsidiaries, the conduct of the business by the Company or any of its Subsidiaries, or Company's ability to perform its obligations under this Agreement, or (b), insofar as can be reasonably foreseen, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect on the Company.

     3.17 Compliance with Law. The operations of each of Company and its Subsidiaries have been conducted, and the Company Products have been registered and have obtained approval, in all material respects, in accordance with all material applicable laws, regulations and other requirements of all Governmental Authorities having jurisdiction over any of Company and its Subsidiaries and over regulation and approval of the Company Products, including, without limitation, all such laws, regulations, ordinances and requirements relating to environmental, antitrust, consumer protection, food, drug, cosmetic and medical device regulatory system, labor and employment, employee benefits, zoning and land use, currency exchange, immigration, health, occupational safety, pension, securities, defense procurement and trading with the enemy matters, except for those which the failure to have would not, individually or in the aggregate, have a Material Adverse Effect on Company. Each of the Company Product registrations, approvals and pending applications is valid, complete, current and in good standing, as the case may be, and has been issued or received, as the case may be, based upon complete, accurate and truthful underlying information. Neither Company nor any of its Subsidiaries has received any notification since January 1, 1998 of any asserted present or past failure by any of Company or its Subsidiaries to comply with such laws, regulations, ordinances or requirements. Each of Company and its Subsidiaries has all material permits, authorizations and consents necessary for the operation of its respective business, except for those which the failure to have would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Company.

     3.18  Environmental Compliance.

     (a) Each of Company and its Subsidiaries is in material compliance with all Hazardous Materials Laws (as defined in Section 9.1(l)) and has obtained and is in material compliance with, all material permits, licenses or other authorizations required under any Hazardous Materials Laws.

     (b) Neither Company nor any of its Subsidiaries is aware of any material past, present or future events, conditions, circumstances, activities, practices, incidents, actions or plans, which may interfere with, or prevent continued compliance by any of Company or its Subsidiaries with, any Hazardous Materials Law, or which may give rise to Environmental Loss

(as defined in Section 9.1(i)) to any of Company or its Subsidiaries based on or related to any Hazardous Materials Law.

     (c) To the knowledge of the Company, there are no facts, circumstances or conditions relating to, arising from, associated with or attributable to the Company or its Subsidiaries or any real property currently or previously owned, operated or leased by the Company, which could reasonably be expected to create any Environmental Loss that could reasonably be expected to have a Material Adverse Effect on Company.

     (d) To the knowledge of the Company, neither the Company nor any of its Subsidiaries has ever generated, transported, treated, stored, handled or disposed of any Hazardous Substances at any site, location or facility in a manner that could reasonably be expected to create any Environmental Loss that could reasonably be expected to have a Material Adverse Effect on the Company.

     (e) Neither Company nor any of its Subsidiaries has discovered, and to the knowledge of Company, no other Person has discovered, any occurrence or condition on the Premises of any of Company or its Subsidiaries or on any real property in the vicinity of the Premises of any of Company or its Subsidiaries, which could reasonably be expected to cause such Premises to be subject to any restrictions on the ownership, occupancy, transferability or use under any Hazardous Materials Law.

     (f) Neither Company nor any of its Subsidiaries uses or maintains any underground or above ground storage tanks on the Premises of any of Company or its Subsidiaries and, to the knowledge of Company, no underground or above ground storage tanks are now, or ever have been, located on the Premises.

     (g) Neither Company nor any of its Subsidiaries has received notice of any Encumbrance in favor of any Governmental Authority for: (i) any liability under any Hazardous Materials Law; or (ii) damages arising from or costs incurred by such Governmental Authority in response to a release of Hazardous Substances into the environment, nor has any such Encumbrance ever been filed or attached to the Premises of any of Company or its Subsidiaries.

     (h) None of the present or past operations of the business of any of Company and its Subsidiaries nor any of the present, or to the knowledge of Company, past property used by any of Company and its Subsidiaries, is subject to any written notice or order from, or agreement with or judicial or administrative proceeding initiated by, any Governmental Authority or private party respecting: (i) any violation of Hazardous Materials Laws, (ii) any assessment, investigatory or cleanup activity, or (iii) any Environmental Loss arising from the release or threat of release of a Hazardous Substance into the environment.

     (i) Neither Company nor any of its Subsidiaries is aware of or has received any notice or claim to the effect that the present or past operations of any of Company and its Subsidiaries is the subject of any inquiry or investigation by any Governmental Authority evaluating whether remedial action is needed to respond to a release or threat of release of Hazardous Substances into the environment or that it is or may be liable to any Person as a result of any such release or threat of release.

     (j) Neither Company nor any of its Subsidiaries has filed any notice, including but not limited to, manifest discrepancy notification, disposal extension, and/or episodic waste report under any Hazardous Materials Laws indicating past or present compliance exceptions with the generation, treatment, storage or disposal of a Hazardous Substance, or reporting a release of a Hazardous Substance into the environment.

     3.19  Employee Benefits.

     (a) Section 3.19(a) of the Company Disclosure Schedule lists, with respect to Company and its Subsidiaries and any trade or business (whether or not incorporated) which is treated as a single employer with Company or its Subsidiaries (an "ERISA Affiliate") within the meaning of Section 414(b), (c),
(m) or (o) of the Code, the following plans, programs or arrangements (either oral or written) with respect to which any of Company and its Subsidiaries (or an ERISA Affiliate) maintains, contributes to or participates in (or has ever maintained, contributed to or participated in): (i) all employee benefit plans (as defined in Section 3(3) of the Employer Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder ("ERISA")); (ii) any stock option, stock purchase, phantom stock, stock appreciation right, supplemental retirement, severance, sabbatical, medical, dental, vision care, disability, employee relocation, cafeteria benefit (Code
Section 125) or dependent care (Code Section 129), life insurance or accident insurance plans, programs or arrangements; (iii) all other plans, programs or arrangements (either oral or written), which provide benefits for former or present employees, directors or agents of any of Company and its Subsidiaries or an ERISA Affiliate; (iv) all bonus, pension, profit sharing, savings, deferred compensation or incentive plans, programs or arrangements; and (v) other fringe or employee benefit plans, programs or arrangements that apply to senior management of any of Company and its Subsidiaries and that do not generally apply to all employees (collectively, the "Company Employee Plans").

     (b) Company has delivered to Buyer a true, correct and complete copy of each of the Company Employee Plans and related plan documents (including trust documents, insurance policies or Contracts, collective bargaining agreements, Contracts with service providers, employee booklets, personnel, payroll and employment manuals, policies and handbooks, summary plan descriptions and other authorizing documents, communications, notices and correspondence to employees and communications, notices and correspondence to or from any Governmental Authority) and, with respect to each Company Employee Plan, which is subject to ERISA reporting requirements, of the Form 5500 reports (and all accompanying schedules, documents and reports) filed for the last three plan years. Company has furnished or made available to Buyer, with respect to each of the Company Employee Plans, a written description of any Company Employee Plan that is not otherwise in writing, any report prepared by a consultant, third party administrator, other independent contractor or an employee regarding any Company Employee Plan. Any Company Employee Plan intended to be qualified under Section 401(a) of the Code either (i) has obtained from the Internal Revenue Service (the "Service") a favorable determination letter as to its qualified status under the Code, including all amendments to the Code effected by the Tax Reform Act of 1986 and subsequent legislation, or (ii) has applied to the Service for such a determination letter prior to the expiration of the requisite period under the Code or Service pronouncements in which to apply for such determination letter and to make any amendments necessary to obtain a favorable determination or (iii) the requisite period for application has not expired. Company has delivered to Buyer a true, correct and complete copy of the most recent Service determination letter issued with respect to each such Company Employee Plan, and, to the knowledge of Company, nothing has occurred, which would cause the loss of the tax-qualified status of any Company Employee Plan subject to Code Section 401(a). Company has delivered to Buyer a true, correct and complete copy of all registration statements and prospectuses prepared in connection with each Company Employee Plan.

     (c) (i) None of the Company Employee Plans promises or provides retiree medical or other retiree welfare benefits to any Person, except as required by COBRA (as defined in Section 9.1(f)); (ii) to the knowledge of Company, there has been no "prohibited transaction," as such term is defined in Section 406 of ERISA and Section 4975 of the Code (excluding any transaction for which an exemption under Code Section 4975 or ERISA Section 408 exists), with respect to any Company Employee Plan, which would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Company; (iii) to the knowledge of Company, each Company Employee Plan has been administered in accordance with its terms and in compliance with the requirements prescribed by any and all statutes, rules and regulations (including ERISA and the Code), except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Company, and Company and each ERISA Affiliate have performed in all material respects all obligations required to be performed by them thereunder, are not in default in any material respect under or violation of, and have no knowledge of any material default or violation by any other party to, any of the Company Employee Plans; (iv) to the knowledge of Company, there has occurred no breach of any duty under ERISA or the Code or other applicable law (including, without limitation, any health care continuation requirements or other Tax law requirements for or conditions to favorable Tax treatment), which could result, directly or indirectly, in any Taxes, penalties or other liability to Company, except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Company; (v) to the knowledge of Company, neither Company nor any ERISA Affiliate is subject to any material liability or material penalty under Sections 4971 through 4980B of the Code or Title I of ERISA with respect to any of the Company Employee Plans; (vi) all material contributions required to be made by Company or any ERISA Affiliate to any Company Employee Plan have been made on or before their due dates and a reasonable amount has been accrued for contributions to each Company Employee Plan for the current plan years; (vii) to the knowledge of Company, with respect to each Company Employee Plan, no "reportable event" within the meaning of Section 4043 of ERISA (excluding any such event for which the thirty (30) day notice requirement has been waived under the regulations to Section 4043 of ERISA) nor any event described in
Section 4062, 4063 or 4041 of ERISA has occurred; (viii) no Company Employee Plan is covered by, and neither Company nor any ERISA Affiliate has incurred or will incur any liability under Title IV of ERISA or Section 412 of the Code;
(ix) each Company Employee Plan can be amended, terminated or otherwise discontinued after the Effective Time in accordance with its terms, without liability to any of Company or its Subsidiaries (other than for benefits accrued through the date of termination and ordinary administrative expenses typically incurred in a termination event); and (x) to the knowledge of Company, no amount is owed to a trustee, custodian, third party administrator, actuary, investment manager, consultant, or other independent contractor with respect to any Company Employee Plan. With respect to each Company Employee Plan subject to ERISA as either an employee pension plan within the meaning of Section 3(2) of ERISA or an employee welfare benefit plan within the meaning of Section 3(1) of ERISA, each of Company and its Subsidiaries has prepared in good faith and timely filed all requisite governmental reports (which were true and correct as of the date filed) and has properly and timely filed and distributed or posted all notices and reports to employees required to be filed, distributed or posted with respect to each such Company Employee Plan, except where the failure to do so would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Company. No suit, administrative proceeding, action or other litigation has been brought, or to the knowledge of Company, is threatened, against or with respect to any such Company Employee Plan, including any audit, examination or inquiry by the Service or United States Department of Labor. No payment or benefit, which will or may be made by Company to any employee, will be characterized as an "excess parachute payment" within the meaning of Section 280G(b) (1) of the Code.

     (d) The consummation of the transactions contemplated by this Agreement will not (i) entitle any current or former employee or other service provider of any of Company and its Subsidiaries or an ERISA Affiliate to severance benefits or any other payment, except as expressly provided in this Agreement, or (ii) accelerate the time of payment or vesting, or increase the amount of compensation due any such employee or service provider.

     (e) There has been no amendment to, written interpretation or announcement (whether or not written) by any of Company and its Subsidiaries or any ERISA Affiliate relating to, or change in participation or coverage under, any Company Employee Plan, which would materially increase the expense of maintaining such Company Employee Plan above the level of expense incurred with respect to that Company Employee Plan for the most recent fiscal quarter included in the Company Financial Statements.

     (f) Neither the Company nor any of its Subsidiaries currently maintains, sponsors, participates in or contributes to, nor has it ever maintained, established, sponsored, participated in, or contributed to, any pension plan (within the meaning of Section 3(2) of ERISA), which is subject to Part 3 of Subtitle B of Title I of ERISA, Title IV of ERISA or Section 412 of the Code and no Company Employee Plan is a defined benefit pension plan within the meaning of Code Section 414(j).

     (g) Neither the Company nor any of its Subsidiaries nor any ERISA Affiliate is a party to, or has ever made any contribution to, participated in or otherwise incurred any obligation under, any "multi-employer plan" as defined in
Section 3(37) of ERISA. Neither the Company nor any of its Subsidiaries nor any ERISA Affiliate have directly or indirectly acted in any manner or incurred any obligation or liability with respect to any Company Employee Plan, which has or could give rise to any Encumbrances against any of the assets of any of Company and its Subsidiaries nor any ERISA Affiliate or which could result in any liability to any of Company and its Subsidiaries nor any ERISA Affiliate. Neither any of Company and its Subsidiaries nor any ERISA Affiliate has any actual or potential liabilities under Section 4201 of ERISA for any complete or partial withdrawal from a "multi-employer plan" (as defined in Section 3(37) of ERISA).

     (h) To the knowledge of Company, there is no agreement, Contract or arrangement to which any of Company and its Subsidiaries or any ERISA Affiliate is a party that may result in the payment of any amount that would not be deductible by reason of Section 280G or Section 404 of the Code or subject to Tax under Section 4999 of the Code; nor will Company be required to "gross up" or otherwise compensate such Person because of the imposition of any excise Tax on a payment to such Person.

     (i) No statements or communications have been made or materials provided to any employee or former employee of any of Company or its Subsidiaries by any Person (including any of Company and its Subsidiaries), which provide for or could be construed as a Contract or promise by any of Company and its Subsidiaries to provide for any pension or welfare or other insurance-type benefits to any such employee, former employee or their dependents after retirement or termination of employment other than benefits under the Company Employee Plans or as required by COBRA. No statement, either written or oral, has been made by any of Company or its Subsidiaries to any Person with regard to any Company Employee Plan that was not in accordance with the Company Employee Plan and that would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Company.

     (j) With regard to each compensation and benefit plan required to be maintained or contributed to by the law or applicable custom or rule of the relevant jurisdiction outside of the United States (the "Foreign Plans"), (i) each of the Foreign Plans is in material compliance with the provisions of the laws of each jurisdiction in which each such Foreign Plan is maintained, to the extent those laws are applicable to the Foreign Plans; (ii) all material contributions to, and material payments from, the Foreign Plans which may have been required to be made in accordance with the terms of any such Foreign Plan, and, when applicable, the law of the jurisdiction in which such Foreign Plan is maintained, have been timely made or shall be made by the Closing Date, and all such contributions to the Foreign Plans, and all payments under the Foreign Plans, for any period ending before the Effective Time that are not yet, but will be, required to be made, are reflected as an accrued liability on the balance sheet in the most recent Company Financial Statements; (iii) each of Company and its Subsidiaries, and each ERISA Affiliate have materially complied with all applicable reporting and notice requirements, and all of the Foreign Plans have obtained from the Governmental Authority having jurisdiction with respect to such plans any recurred determinations, if any, that such Foreign Plans are in compliance with the laws of the relevant jurisdiction if such determinations are required in order to give effect to the Foreign Plan; (iv) each of the Foreign Plans has been administered in all material respects at all times in accordance with its terms and applicable law and regulations; (v) to the knowledge of Company, there are no pending investigations by any Governmental Authority involving the Foreign Plans, and no pending claims (except for claims for benefits payable in the normal operation of the Foreign Plans), suits or proceedings against any Foreign Plan or asserting any rights or claims to benefits under any Foreign Plan; (vi) the consummation of the transactions contemplated by this Agreement will not by itself create or otherwise result in any liability with respect to any Foreign Plan other than the triggering of payment to participants; and (vii) the benefits available under any Foreign Plan in the aggregate do not provide substantially greater benefits to employees of any of Company and its Subsidiaries or any ERISA Affiliate participating in such plans than the benefits available under Company Employee Plans for employees of any of Company and its Subsidiaries in the United States.

     3.20 Absence of Questionable Payments. Neither the Company nor any of its Subsidiaries nor, to the knowledge of Company, any of their respective directors, officers, agents, employees or other Persons acting on behalf of any of Company or its Subsidiaries or for the benefit of any of Company or its Subsidiaries has used any corporate or other funds for unlawful contributions, payments, gifts, or entertainment, made any unlawful expenditures relating to political activity to government officials or others or established or maintained any unlawful or unrecorded funds for such purpose under any foreign, national, territorial, state, province or local statute, ordinance, order, rule or regulation of any type, or accepted or received any unlawful contributions, payments, gifts or expenditures under any foreign, national, territorial, state, province or local statute, ordinance, order, rule or regulation of any type.

     3.21 Real Property Holding Corporation. Neither the Company and nor any of its Subsidiaries is not a U.S. Real Property Holding Corporation within the meaning of Section 897(c)(2) of the Code.

     3.22 Intellectual Property.

     (a) Schedule 3.22(a) of the Company Disclosure Schedule sets forth a true, correct and complete list of all (i) issued patents and other registered trademarks owned or used by any of Company or its Subsidiaries, (ii) pending applications for registrations of patents and trademarks filed by or on behalf of any of Company or its Subsidiaries, and (iii) unregistered patentable inventions and trademarks owned or used by any of Company or its Subsidiaries. Each of Company and its Subsidiaries have all Intellectual Property necessary to conduct their business as presently conducted, free and clear of all Encumbrances of any kind.

     (b) All application filing fees, other filing fees and charges, and all maintenance, renewal and other fees required to be paid on account of any of the issued patents have been timely paid for maintaining such issued patents in full force and effect. All declarations, disclosures, responses to office actions, amendments, affidavits of use and other requirements or actions that are required to be filed or performed with respect to any of the issued patents have been timely filed or performed in order to maintain all such issued patents in full force and effect.

     (c) Each of Company and its Subsidiaries, (i) are the sole and exclusive owners of all worldwide right, title and interest in and to all of the respective products and technologies of each of Company and its Subsidiaries, and to all modifications, improvements and derivative works thereof, and in all Intellectual Property related thereto, and (ii) have not abandoned any Intellectual Property related to the business of any of Company or its Subsidiaries or engaged in any acts or omissions that would impair the ownership or rights to use products, technologies or Intellectual Property of any of Company or its Subsidiaries related thereto, which impairment would reasonably be expected to have a Material Adverse Effect on Company. Each of Company and its Subsidiaries exclusively owns all worldwide right, title and interest in and to all Intellectual Property used in their respective businesses that have been created or developed by all of their respective employees, contractors and consultants hired or retained by Company and its Subsidiaries, as the case may be. Each employee and officer of Company and its Subsidiaries has executed an agreement with their respective employers regarding confidentiality and proprietary information and inventions, assigning to Company or a Subsidiary, as their respective employer, as the case may be, all work and Intellectual Property created or developed by such employee or officer. In addition, all contractors and consultants hired or retained by any of Company or its Subsidiaries to develop technology or Intellectual Property for any of Company or its Subsidiaries or who have had access to confidential information of any of Company or its Subsidiaries have signed written agreements with Company or its Subsidiaries, as the case may be, which provide, among other things, that all work and Intellectual Property performed or created by them have been assigned to Company or its Subsidiaries, as the case may be, and that they are required to maintain the confidentiality of any of Company's or its Subsidiaries' proprietary materials and other confidential information. Neither Company nor any of its

Subsidiaries is aware of any facts that would cause any of the Intellectual Property used in their business to be deemed invalid or unenforceable.

     (d) Section 3.22(d) of the Company Disclosure Schedule sets forth a list of all license agreements and other rights granted by any of Company or its Subsidiaries to any other Person of any technologies or Intellectual Property, and identifies which technologies or Intellectual Property have been licensed between the parties. Company has delivered to Buyer correct and complete copies of all of the agreements listed in Section 3.22(d) of the Company Disclosure Schedule.

     (e) Section 3.22(e) of the Company Disclosure Schedule sets forth a list of all license agreements, supply agreements, co-promotion agreements, co-marketing agreements, distribution agreements and other rights granted by third Persons to any of Company or its Subsidiaries of any technologies, products or Intellectual Property (collectively "Company License Agreements"), and identifies which technologies, products or Intellectual Property have been licensed or granted between the parties. Company has provided Buyer correct and complete copies of all such Company License Agreements.

     (f) The Intellectual Property related to or used in Company's or its Subsidiaries' business, any products sold by any of Company or its Subsidiaries, any services sold or rendered by any of Company or its Subsidiaries and/or any technologies or processes and business methods used by any of Company or its Subsidiaries do not infringe upon, misappropriate or violate any Intellectual Property or other rights owned or held by any other Person. To the knowledge of Company, no third parties have infringed or violated the Intellectual Property owned by Company or its Subsidiaries or used in their business.

     (g) There is neither pending, nor to the knowledge of Company or its Subsidiaries, threatened, any claim, litigation or proceeding against any of Company or its Subsidiaries in any way contesting the rights of any of Company or its Subsidiaries to any Intellectual Property related to their business and/or the ownership, enforceability, validity or use of the Intellectual Property used in their business, and to the knowledge of Company, there is no basis for any such claim.

     (h) Neither Company nor any of its Subsidiaries has received any notices of any claims, disputes, litigation or other proceedings, and have no knowledge of any facts which indicate a likelihood that any of Company or its Subsidiaries or the Intellectual Property used in their business have infringed, misappropriated or violated the Intellectual Property or other rights of any other Person.

     (i) Each of Company and its Subsidiaries has taken commercially reasonable steps to maintain and protect the technologies and Intellectual Property related to their respective business. Company and its Subsidiaries have entered into appropriate nondisclosure agreements, which provide that all confidential information, trade secrets and know how of Company and its Subsidiaries will be protected and preserved, with all employees and third persons having access to any confidential information, trade secrets or know how of Company and its Subsidiaries.

     (j) Neither the Company nor any of its Subsidiaries is, or will be as a result of the execution and delivery of this Agreement or the performance of its obligations under this Agreement, in breach of any Company License Agreements. Neither the execution or delivery of this Agreement nor the consummation of the transactions contemplated hereby will cause or will result in a material change to the terms of any material license or sublicense agreement or have a Material Adverse Effect on Company.

     (k) Section 3.22(k) of the Company Disclosure Schedule sets forth a list of all third party manufacturing agreements or similar contracts whereby outside third parties manufacture, test and produce any products sold or distributed by Company or its Subsidiaries (collectively "Company Manufacturing Agreements"). Company has delivered to Buyer correct and complete copies of all such Company Manufacturing Agreements. Under such Company Manufacturing Agreements, Company or its Subsidiaries retain exclusive ownership rights related to the products or improvements thereto manufactured or produced by such third party manufacturers. All such third party manufacturers and their respective facilities used by Company or its Subsidiaries fully comply with all of the U.S. Food and Drug Administration's ("FDA") regulatory requirements, including without limitation the FDA's cGMP (as defined in Section 9.1(e)), and with all applicable foreign regulatory requirements. Neither Company or its Subsidiaries nor any of these third party manufacturers are in default under any of the Company Manufacturing Agreements, and no event has occurred which with notice or lapse of time would constitute a breach or default, or permit the termination, modification or acceleration under any such Company Manufacturing Agreements. Neither Company nor any of its Subsidiaries have notified any other Person of any alleged default under any such Company Manufacturing Agreements. Neither Company nor any of its Subsidiaries have received any communications alleging that Company or its Subsidiaries are in default under any such Company Manufacturing Agreements.

     3.23 Real Properties. Neither the Company nor any of its Subsidiaries owns any real property. No consent is required from the lessor under any lease of real property listed in Section 3.12 of the Company Disclosure Schedule, prior to the consummation of the transactions contemplated hereby.

     3.24 Title and Related Matters. Except as set forth in the Company SEC Documents, each of Company and its Subsidiaries has good and marketable title to and is the sole and exclusive owner of all of the properties and assets, inventory, interests in properties and assets, real and personal, which are reflected in the most recent Company Financial Statements or acquired after that date (except properties, interests in properties and assets sold or otherwise disposed of since such date in the ordinary course of business), or in the case of leased properties and assets, valid leasehold interests in (collectively, "Company Assets"), free and clear of all Encumbrances, except: (a) statutory liens or claims not yet delinquent, and (b) such imperfections of title and easements as do not and will not, materially detract from or interfere with the present or proposed use of the properties subject thereto or affected thereby or otherwise materially impair present business operations on such properties.

     3.25 Brokers and Finders. Neither Company, nor any of its officers, directors, agents or employees has employed any investment banker, broker or finder, or incurred any liability on behalf of Company, for any investment banking fees, brokerage fees, commissions or finders' fees, in connection with the transactions contemplated by this Agreement.

     3.26 Products.

     (a) Company has delivered to Buyer: (i) a true, complete and correct summary of the most frequently used standard terms and conditions of sale of the products and services ("Company Products") manufactured, sold or delivered by, or service rendered by or on behalf of any of Company or its Subsidiaries, containing applicable guaranty, warranty and indemnity provisions, and (ii) a catalog containing a true, complete and correct list of all material Company Products. No Company Product is subject to any guaranty, warranty or other indemnity, express or implied, beyond such standard terms and conditions. All rebates, discounts, promotional allowances or similar payments or arrangements to any customer with respect to Company Products are reflected in the Company SEC Documents or the Company Financial Statements.

     (b) All of the Company Products materially conform to their applicable specifications and there is neither pending, nor to the knowledge of Company or its Subsidiaries, threatened, any claim, litigation or proceeding against any of Company or its Subsidiaries in any way asserting any rights under guaranty, warranty and indemnity provisions applicable to Company Products that could reasonably be expected to have a Material Adverse Affect on Company.

     (c) Company is in compliance in all material respects with, and current in the performance of, any obligation arising under any consent decree, consent agreement, warning letter, Form 483 issued by or entered into with the FDA or other notice, response or commitment made to the FDA or any comparable state or Government Authority, all of which, in addition to any warning letters, have been disclosed to Buyer. There are no proceedings or investigations pending with respect to a violation by Company of the Federal Food, Drug, and Cosmetic Act, FDA regulations adopted thereunder, the Controlled Substance Act or any other legislation or regulation promulgated by any other Governmental Authority that could potentially result in criminal or civil liability.

     3.27 Export Control Laws. Each of Company and its Subsidiaries has conducted its export transactions, in all material respects, in accordance with all material applicable provisions of United States export control laws and regulations. Without limiting the foregoing:

     (a) Each of Company and its Subsidiaries has obtained all required export licenses and other approvals for its exports of products from the United States.

     (b) Each of Company and its Subsidiaries has used the correct ECCN number for its exports of products from the United States.

     (c) Each of Company and its Subsidiaries is in compliance with the terms of all applicable export licenses or approvals.

     (d) There are no pending or, to the knowledge of Company, threatened claims against any of Company or its Subsidiaries with respect to such export licenses or other approvals.

     (e) There are no actions, conditions or circumstances pertaining to export transactions of any of Company or its Subsidiaries that may, to the knowledge of Company, give rise to any future claims.

     3.28 State Takeover Laws. The Board of Directors of Company has approved this Agreement and the transactions contemplated by this Agreement as required under any applicable state takeover laws, including Section 203 of the DGCL, so that any such state takeover laws will not apply to this Agreement or any of the transactions contemplated hereby.

     3.29 Opinion of Financial Advisor. The Board of Directors of the Company has received the opinion of Investec Inc., dated the date of this Agreement, to the effect that, as of such date, the Merger Consideration is fair, from a financial point of view, to the holders of the Company Common Stock. A description of such opinion shall be included in and a copy of such opinion shall be filed as an exhibit to the Proxy Statement/Prospectus in accordance with the requirements of the Securities Act and the Exchange Act.

     3.30 Board Approval. The Board of Directors of Company, at a meeting duly called and held, has, by unanimous vote of its disinterested members, (i) determined that this Agreement and the transactions contemplated hereby are advisable, fair to and in the best interests of the stockholders of Company,
(ii) approved and adopted this Agreement and (iii) determined to recommend that this Agreement and the transactions contemplated hereby be approved and adopted by the holders of Company Common Stock.

     3.31 Reorganization Under the Code. As of the date of this Agreement, neither Company nor any of its Subsidiaries has taken any action or knows of any fact that is reasonably likely to prevent the Merger from qualifying as a "reorganization" within the meaning of Section 368(a) of the Code.

                                   ARTICLE IV
                         REPRESENTATIONS AND WARRANTIES
                                    OF BUYER

     Except as set forth in that section of the document of even date herewith delivered by Buyer to Company prior to the execution and delivery of this Agreement (the "Buyer Disclosure Schedule") corresponding to the Section of this Agreement, to which any of the following representations and warranties specifically relate or as disclosed in another section of the Buyer Disclosure Schedule, if it is reasonably apparent on the face of the disclosure that it is applicable to another Section of this Agreement, Buyer represents and warrants to Company, as follows:

     4.1 Organization; Standing and Power. Buyer and each of its Subsidiaries is: (a) a corporation or other organization duly organized, validly existing and in good standing under the laws of the jurisdiction of its respective incorporation or organization and has the requisite power and authority to own, lease and operate its properties and assets and to carry on its business in all material respects as now being conducted, except where the failure to be so organized, existing and in good standing or to have such power and authority, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Buyer, and (b) duly authorized, qualified, franchised and licensed in each jurisdiction in which the nature or location of its business or the ownership or leasing of its properties and assets or the character and location of the assets owned or leased by it makes such authorization, qualification, franchising and licensing necessary, except where the failure to be so authorized, qualified, franchised or licensed, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Buyer. True, correct and complete copies of the certificate of incorporation and bylaws or other comparable organizational documents of Buyer and each of its Subsidiaries, as in effect as of the date of this Agreement, have been delivered by the Buyer to the Company.

     4.2  Capitalization.

     (a) As of the date of this Agreement, the authorized capitalization of Buyer consists of 50,000,000 shares of Buyer Common Stock, of which 28,337,953 shares were issued and outstanding, and no shares of preferred stock. All issued and outstanding shares of Buyer Common Stock were duly authorized, validly issued and are fully paid and nonassessable, and none of such shares were issued in violation of the preemptive or other rights of any Person or the provisions of any applicable law, rule or regulation.

     (b) (i) There are no: (A) outstanding securities convertible into or exchangeable for any capital stock of Buyer or any of its Subsidiaries; (B) outstanding options, warrants, calls or other rights, to purchase or subscribe to capital stock of the Buyer or any of its Subsidiaries or securities convertible into or exchangeable for capital stock of Buyer or any of its Subsidiaries; or (C) Contracts relating to the issuance, sale or transfer of any equity or other security of Buyer or any of its Subsidiaries, other than this Agreement, and (ii) neither Buyer nor any of its Subsidiaries is a party to any voting trust agreement or other Contract restricting or otherwise relating to voting or dividend rights with respect to the Buyer Common Stock or the capital stock of any of its Subsidiaries.

     4.3 Subsidiaries. Section 4.3 of the Buyer Disclosure Schedule sets forth a list of each Subsidiary of Buyer. All of the outstanding shares of capital stock of each Subsidiary of Buyer were duly authorized and validly issued, and are fully paid and nonassessable, and are owned, beneficially and of record, directly or indirectly, by Buyer, free and clear of all Encumbrances.

     4.4 Information Supplied. None of the information supplied or to be supplied by Buyer for inclusion or incorporation by reference in the Form S-4 and the Proxy Statement/Prospectus, will, (a) in the case of the Form S-4, at the time the Form S-4 becomes effective under the Securities Act or at the Effective Time, or (b) in the case of the Proxy Statement/Prospectus, (i) at the time of the mailing of the Proxy Statement/Prospectus and any amendments or supplements thereto, (ii) at the time of each of the Buyer Stockholders Meeting, if any, and the Company Stockholders Meeting, or (iii) at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The Proxy Statement/Prospectus will comply, as of its mailing date, as to form in all material respects with all applicable law, including the provisions of the Securities Act and the Exchange Act. Notwithstanding the foregoing provisions of this Section 4.4, the Buyer makes no representation or warranty with respect to the statements made or incorporated by reference in the Form S-4 or the Proxy Statement/Prospectus, based on information supplied by Company for inclusion or incorporation by reference therein.

     4.5 Authority; No Default; Binding Obligation. Buyer has the full power, authority and legal right and has duly taken all actions required by law, Buyer's certificate of incorporation, bylaws or otherwise to execute, deliver and perform each of the Transaction Documents and consummate the transactions herein contemplated, other than the approval of this Agreement and the Merger by the Company's stockholders in accordance with the DGCL. Such execution, delivery and performance does not and will not (and in the case of the matters described in Sections 4.5(a)-(c) below, subject to the rights of any Dissenting Shares set forth in Section 1.8, assuming the receipt of any consents, and except for such violations, conflicts, breaches or defaults that individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Buyer or the Surviving
Corporation: (a) conflict with, or result in a violation of, or give any Person the right to challenge any of the transactions contemplated hereby or to exercise any remedy or obtain any relief under, any law, rule, regulation, judgment, order, injunction, decree or ruling of any court, tribunal, arbitrator or Governmental Authority, domestic or foreign, to which any of Buyer or any of its Subsidiaries, or any of their respective properties or assets, may be subject; (b) conflict with, or result in a violation of any of the terms or requirements of, or give any Person the right to revoke, withdraw, suspend, cancel, terminate, or modify, any license, permit or other authorization that is held by any of Buyer or any of its Subsidiaries, or that otherwise relates to the business of, or any of the properties or assets owned or used by, any of Buyer or any of its Subsidiaries; (c) conflict with, or result in a violation or breach of any provision of, or give any Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate, or modify, any Contract to which any of Buyer or any of its Subsidiaries is a party; or (d) violate any provision of: (i) the certificate of incorporation or bylaws or other comparable organizational document of Buyer or any of its Subsidiaries, or (ii) any resolution adopted by the Board of Directors or the stockholders of Buyer or any of its Subsidiaries. Assuming the due authorization, execution and delivery thereof by each other party thereto, each of the Transaction Documents to which the Buyer is a party is, and upon execution and delivery by Buyer to Buyer will be, the legal, valid and binding obligation of Buyer, enforceable against Buyer in accordance with its respective terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and similar laws relating to or affecting creditors generally or by general equity principles (regardless of whether such enforceability is considered in a proceeding in equity or at law).

     4.6 Consents. No consent, order, approval or authorization of, or declaration, filing or registration with, any Governmental Authority or any Person is required to be made or obtained by Buyer in connection with the execution and delivery or the consummation of the Transaction Documents and the transactions contemplated hereby or thereby, except for those required or in relation to: (a) the Securities Act, (b) state securities or "blue sky" laws;
(c) the Exchange Act; (d) the rules and regulations of Nasdaq; (e) the DGCL with respect to the filing of the Certificate of Merger; (f) the filing with the Commission of the Proxy Statement/Prospectus and the Form S-4; (g) the approval and adoption of this Agreement and the Merger by the stockholders of Buyer in accordance with the DGCL, and its certificate of incorporation and bylaws; and
(h) such consents, orders, approvals, authorizations, declarations, filings and registrations, the failure of which to make or obtain, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Buyer.

     4.7  Reports and Financial Statements.

     (a) Buyer has filed all registration statements, proxy statements, information statements, prospectuses, reports, schedules, forms and other documents required to be filed by it with the Commission, since January 1, 1998, under the Securities Act or the Exchange Act (all of the foregoing filed prior to the date hereof, and all exhibits included therein and financial statements and schedules thereto and documents, other than exhibits to such documents, incorporated by reference therein, being referred to herein as the "Buyer SEC Documents"). No Subsidiary of Buyer is required to file any registration statement, proxy statement, information statement, prospectus, report, schedule, form or other document with the Commission. All of the Buyer SEC Documents, as of their respective dates of filing (or if amended or superseded by a

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

filing prior to the date of this Agreement, then on the date of such filing):
(i) complied in all material respects as to form with the applicable requirements of the Securities Act or Exchange Act, as the case may be, and (ii) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

     (b) The consolidated balance sheets and the related consolidated statements of operations, stockholders' equity and cash flows (including the related notes thereto) of the Buyer and its Subsidiaries included in the Buyer SEC Documents (collectively, the "Buyer Financial Statements") complied as to form in all material respects with applicable accounting requirements and the published rules and regulations of the Commission with respect thereto, fairly presented the consolidated financial position and the consolidated results of operations and the changes in stockholders' equity and cash flows for Buyer and its Subsidiaries as of their respective dates and for the respective periods covered thereby and have been prepared in accordance with GAAP consistently applied during the periods involved, (except as otherwise noted therein, or, in the case of unaudited interim financial statements, as may be permitted by the Commission).

     4.8 No Undisclosed Liabilities. Except as set forth in the Buyer Financial Statements and the Buyer SEC Documents, neither Buyer nor any of its Subsidiaries had at June 30, 2002 or has incurred since that date through the date of this Agreement, any material liabilities or obligations of any nature (absolute, accrued, contingent or otherwise), except liabilities, obligations or contingencies which: (a) are accrued or reserved against in the Buyer Financial Statements or that would not be required to be disclosed on a consolidated balance sheet of Buyer and its Subsidiaries or the footnotes thereto prepared in conformity with GAAP, or (b) were incurred after such date in the ordinary course of business of Buyer and its Subsidiaries and consistent with past practice and which, in any event, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Buyer.

     4.9 Absence of Certain Changes. Except as set forth in the Buyer SEC Documents filed prior to the date of this Agreement, since June 30, 2002, each of Buyer and its Subsidiaries has conducted its business only in the ordinary course and in a manner consistent with past practice and, since such date, other than in the ordinary course of business, there has not occurred:

     (a) any change, event or condition that has resulted in, or might be reasonably expected to result in, a Material Adverse Effect to Buyer; or

     (b) any change in any accounting methods or practices by Buyer or any reevaluation by Buyer of the Buyer Assets (as defined in Section 4.24).

     4.10 Tax Returns. Buyer and its Subsidiaries have: (a) filed or have caused to be filed, on a timely basis, any return, report or similar statement required to be filed with respect to any Tax (as defined in Section 9.1(z)), including any attached schedules, including without limitation, any informational return, claim for refund, amended return or declaration of estimated Tax (each, a "Tax Return") required to have been filed (or extensions have been duly obtained) by Buyer or its Subsidiaries and which were due prior to the date of this Agreement, except with respect to Tax Returns, the failure to so file would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Buyer; (b) paid within the time and in the manner prescribed by law all Taxes, due for all periods ending on or prior to the date of this Agreement, except with respect to Taxes, the failure to so pay would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Buyer; and (c) established adequate reserves for the payment of all unpaid Taxes as of the date of the Buyer Financial Statements. The Tax Returns are true, complete and accurate, in all material respects. No tax assessment or deficiency has been made against any of Buyer or its Subsidiaries nor has any written notice been given of any actual or proposed assessment or deficiency which has not been paid or for which an adequate reserve has not been set aside, except for any such assessment or deficiency that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Buyer. The Tax Returns are not presently, nor have they since January 1, 1998 been, the subject of any audit or other administrative or court proceeding by any federal, territorial, state, local, foreign or other Governmental Authority. Each of Buyer and its Subsidiaries has not received any written notice that any of the Tax Returns is now being or will be examined or audited by any Governmental Authority, and no consents extending any applicable statute of limitations have been filed.

     4.11 Transactions with Affiliates. Except as set forth in the Buyer SEC Documents, (a) neither Buyer nor any of its Subsidiaries is a party to any Contract that is in violation of Section 13(k) of the Exchange Act or that, but for the last sentence of Section 13(k)(1) of such act, would be in violation thereof, and (b) no event has occurred that would be required to be reported by the Buyer pursuant to Item 404 of Regulation S-K promulgated by the Commission.

     4.12 Contracts and Commitments.

     (a) Except as filed as an exhibit to a Buyer SEC Document, neither Buyer or any of its Subsidiaries is a party to or bound by any of the following Contracts, which, individually or in the aggregate, are material to the business, operations or prospects of Buyer or its Subsidiaries ("Material Buyer Contracts"):

          (i) leases, licenses, permits, franchises, insurance policies, Governmental Approvals and other Contracts concerning or relating to real property;

          (ii) employment consulting, agency, collective bargaining or other similar Contracts relating to or for the benefit of current, future or former employees, officers, directors, sales representatives distributors, dealers, agents, independent contractors or consultants;

          (iii) loan agreements, indentures, letters of credit, mortgages, security agreements, pledge agreements, deeds of trust, bonds, notes, guarantees and other Contracts relating to the borrowing of money or obtaining of or extension of credit;

          (iv) all Contracts providing in whole or in part for the use of, or limiting the use of, any Intellectual Property;

          (v)    brokerage or finders' Contracts;

          (vi) joint venture, partnership and similar Contracts involving a sharing of profits or expenses (including but not limited to joint research and development and joint marketing Contracts);

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

          (vii) stock purchase agreements, asset purchase agreements and other acquisition or divestiture Contracts, including but not limited to any Contracts relating to the acquisition, sale, lease or disposal of any assets (other than in the ordinary course of business and consistent with past practices) or involving continuing indemnity or other obligations;

          (viii) sales agency, manufacturer's representative, marketing or distributorship Contracts;

          (ix) Contracts with respect to the representation of Buyer or its Subsidiaries or their respective business in foreign countries; and

          (x) master lease Contracts providing for the leasing of both: (A) personal property primarily used in, or held for use primarily in connection with, the business of Buyer or its Subsidiaries and (B) other personal property

     (b) Buyer has delivered to Company true, complete and correct copies of all written Material Buyer Contracts listed in Section 4.12(a) of the Buyer Disclosure Schedule, together with all amendments thereto, and accurate descriptions of all material terms of all oral Material Buyer Contracts, set forth in Section 4.12(a) of the Buyer Disclosure Schedule.

     4.13 Compliance with Contracts; Delivery of Certain Contracts. Neither Buyer nor any of its Subsidiaries is in default under any Material Buyer Contract, including, without limitation, those Material Buyer Contracts described in Section 4.12 of the Buyer Disclosure Schedule, except for those which, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Buyer, and no act or omission by any of Buyer or its Subsidiaries has occurred which, with notice or lapse of time or both, would constitute such a default under any term or provision of any such Material Buyer Contract. Each of the Material Buyer Contracts is valid and in full force and effect. To the knowledge of Buyer, no other party to a Material Buyer Contract with any of Buyer or its Subsidiaries is in default under any such Material Buyer Contract, and, no act or omission has occurred by any party, which, with notice or lapse of time or both, would constitute such a default under any term or provision thereof.

     4.14 Insurance. The Buyer has delivered to buyer a true, correct and complete copy of all existing policies of fire, liability, worker's compensation and all other forms of insurance owned or held by, or covering the business, properties or assets of, each of Buyer and its Subsidiaries. All such policies are in full force and effect, all premiums due with respect thereto covering all periods up to and including the date hereof have been paid, and no notice of cancellation or termination has been received by any of Buyer or its Subsidiaries with respect to any such policy.

     4.15 Labor Difficulties.

     (a) None of the employees of Buyer or any of its Subsidiaries is represented in his or her capacity as an employee of such company by any labor organization; neither the Buyer nor any of its Subsidiaries has recognized any labor organization nor has any labor organization been elected as the collective bargaining agent of any of their employees; and to the knowledge of the Buyer, there is no active or current union organization activity involving the employees of the

Buyer or any of its Subsidiaries, nor has there ever been union representation involving employees of the Buyer or any of its Subsidiaries.

     (b) The Buyer has made available to Company a description of all material written employment policies under which the Buyer and each of its Subsidiaries is operating.

     (c) The Buyer and each of its Subsidiaries is in compliance with all Federal, foreign (as applicable), and state laws regarding employment practices, including laws relating to workers' safety, sexual harassment or discrimination, except where the failure to so be in compliance, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on the Buyer.

     4.16 Legal Proceedings. Except as set forth in the Buyer SEC Documents, there are no actions, suits, claims, investigations or proceedings pending or, to the knowledge of the Buyer, threatened against the Buyer or any of its Subsidiaries or any of their respective properties or any of their respective officers or directors (in their capacities as such) that, individually or in the aggregate, could reasonably be expected to result in obligations or liabilities of the Buyer or any of its Subsidiaries that would have, individually or in the aggregate, a Material Adverse Effect on the Buyer. Neither the Buyer nor any of its Subsidiaries or any of their respective officers or directors (in their capacities as such) is subject to any outstanding judgment, order, writ, injunction or decree which, (a) has or may have the effect of prohibiting or impairing any business practice of the Buyer or any of its Subsidiaries, any acquisition of property (tangible or intangible) by the Buyer or any of its Subsidiaries, the conduct of the business by the Buyer or any of its Subsidiaries, or Buyer's ability to perform its obligations under this Agreement, or (b), insofar as can be reasonably foreseen, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect on the Buyer.

     4.17 Compliance with Law. The operations of each of Buyer and its Subsidiaries have been conducted, and the Buyer Products have been registered and have obtained approval, in all material respects, in accordance with all material applicable laws, regulations and other requirements of all Governmental Authorities having jurisdiction over any of Buyer and its Subsidiaries and over regulation and approval of the Buyer Products, including, without limitation, all such laws, regulations, ordinances and requirements relating to environmental, antitrust, consumer protection, food, drug, cosmetic and medical device regulatory system, labor and employment, employee benefits, zoning and land use, currency exchange, immigration, health, occupational safety, pension, securities, defense procurement and trading with the enemy matters, except for those which the failure to have would not, individually or in the aggregate, have a Material Adverse Effect on Buyer. Each of the Buyer Product registrations, approvals and pending applications is valid, complete, current and in good standing, as the case may be, and has been issued or received, as the case may be, based upon complete, accurate and truthful underlying information. Neither Buyer nor any of its Subsidiaries has received any notification since January 1, 1998 of any asserted present or past failure by any of Buyer or its Subsidiaries to comply with such laws, regulations, ordinances or requirements. Each of Buyer and its Subsidiaries has all material permits, authorizations and consents necessary for the operation of its respective business, except for those which the failure to have would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Buyer.

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

     4.18 Environmental Compliance.

     (a) Each of Buyer and its Subsidiaries is in material compliance with all Hazardous Materials Laws and has obtained and is in material compliance with, all material permits, licenses or other authorizations required under any Hazardous Materials Laws.

     (b) Neither Buyer nor any of its Subsidiaries is aware of any material past, present or future events, conditions, circumstances, activities, practices, incidents, actions or plans, which may interfere with, or prevent continued compliance by any of Buyer or its Subsidiaries with, any Hazardous Materials Law, or which may give rise to Environmental Loss to any of Buyer or its Subsidiaries based on or related to any Hazardous Materials Law.

     (c) To the knowledge of the Buyer, there are no facts, circumstances or conditions relating to, arising from, associated with or attributable to the Buyer or its Subsidiaries or any real property currently or previously owned, operated or leased by the Buyer, which could reasonably be expected to create any Environmental Loss that could reasonably be expected to have a Material Adverse Effect on Buyer.

     (d) To the knowledge of the Buyer, neither the Buyer nor any of its Subsidiaries has ever generated, transported, treated, stored, handled or disposed of any Hazardous Substances at any site, location or facility in a manner that could reasonably be expected to create any Environmental Loss that could reasonably be expected to have a Material Adverse Effect on the Buyer.

     (e) Neither Buyer nor any of its Subsidiaries has discovered, and to the knowledge of Buyer, no other Person has discovered, any occurrence or condition on the Premises of any of Buyer or its Subsidiaries or on any real property in the vicinity of the Premises of any of Buyer or its Subsidiaries, which could reasonably be expected to cause such Premises to be subject to any restrictions on the ownership, occupancy, transferability or use under any Hazardous Materials Law.

     (f) Neither Buyer nor any of its Subsidiaries uses or maintains any underground or above ground storage tanks on the Premises of any of Buyer or its Subsidiaries and, to the knowledge of Buyer, no underground or above ground storage tanks are now, or ever have been, located on the Premises.

     (g) Neither Buyer nor any of its Subsidiaries has received notice of any Encumbrance in favor of any Governmental Authority for: (i) any liability under any Hazardous Materials Law; or (ii) damages arising from or costs incurred by such Governmental Authority in response to a release of Hazardous Substances into the environment, nor has any such Encumbrance ever been filed or attached to the Premises of any of Buyer or its Subsidiaries.

     (h) None of the present or past operations of the business of any of Buyer and its Subsidiaries nor any of the present, or to the knowledge of Buyer, past property used by any of Buyer and its Subsidiaries, is subject to any written notice or order from, or agreement with or judicial or administrative proceeding initiated by, any Governmental Authority or private party respecting: (i) any violation of Hazardous Materials Laws, (ii) any assessment, investigatory or cleanup activity, or (iii) any Environmental Loss arising from the release or threat of release of a Hazardous Substance into the environment.

     (i) Neither Buyer nor any of its Subsidiaries is aware of or has received any notice or claim to the effect that the present or past operations of any of Buyer and its Subsidiaries is the subject of any inquiry or investigation by any Governmental Authority evaluating whether remedial action is needed to respond to a release or threat of release of Hazardous Substances into the environment or that it is or may be liable to any Person as a result of any such release or threat of release.

     (j) Neither Buyer nor any of its Subsidiaries has filed any notice, including but not limited to, manifest discrepancy notification, disposal extension, and/or episodic waste report under any Hazardous Materials Laws indicating past or present compliance exceptions with the generation, treatment, storage or disposal of a Hazardous Substance, or reporting a release of a Hazardous Substance into the environment.

     4.19 Employee Benefits.

     (a) Section 4.19(a) of the Buyer Disclosure Schedule lists, with respect to Buyer and its Subsidiaries and any trade or business (whether or not incorporated) which is treated as a single employer with Buyer or its Subsidiaries (an "ERISA Affiliate") within the meaning of Section 414(b), (c),
(m) or (o) of the Code, the following plans, programs or arrangements (either oral or written) with respect to which any of Buyer and its Subsidiaries (or an ERISA Affiliate) maintains, contributes to or participates in (or has ever maintained, contributed to or participated in): (i) all employee benefit plans (as defined in Section 3(3) of the Employer Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder ("ERISA")); (ii) any stock option, stock purchase, phantom stock, stock appreciation right, supplemental retirement, severance, sabbatical, medical, dental, vision care, disability, employee relocation, cafeteria benefit (Code
Section 125) or dependent care (Code Section 129), life insurance or accident insurance plans, programs or arrangements; (iii) all other plans, programs or arrangements (either oral or written), which provide benefits for former or present employees, directors or agents of any of Buyer and its Subsidiaries or an ERISA Affiliate; (iv) all bonus, pension, profit sharing, savings, deferred compensation or incentive plans, programs or arrangements; and (v) other fringe or employee benefit plans, programs or arrangements that apply to senior management of any of Buyer and its Subsidiaries and that do not generally apply to all employees (collectively, the "Buyer Employee Plans").

     (b) Buyer has delivered to Company a true, correct and complete copy of each of the Buyer Employee Plans and related plan documents (including trust documents, insurance policies or Contracts, collective bargaining agreements, Contracts with service providers, employee booklets, personnel, payroll and employment manuals, policies and handbooks, summary plan descriptions and other authorizing documents, communications, notices and correspondence to employees and communications, notices and correspondence to or from any Governmental Authority) and, with respect to each Buyer Employee Plan, which is subject to ERISA reporting requirements, of the Form 5500 reports (and all accompanying schedules, documents and reports) filed for the last three plan years. Buyer has furnished or made available to Buyer, with respect to each of the Buyer Employee Plans, a written description of any Buyer Employee Plan that is not otherwise in writing, any report prepared by a consultant, third party administrator, other independent contractor or an employee regarding any Buyer Employee Plan. Any Buyer Employee Plan intended to be qualified under Section 401(a) of the Code either (i) has obtained from the Internal Revenue Service (the "Service") a favorable determination letter as to its qualified status under the Code, including all amendments to the Code effected by the Tax Reform Act of 1986 and subsequent legislation, or (ii) has applied to the Service for such a determination letter prior to the expiration of the requisite period under the Code or Service pronouncements in which to apply for such determination letter and to make any amendments necessary to obtain a favorable determination or (iii) the requisite period for application has not expired. Buyer has delivered to Company a true, correct and complete copy of the most recent Service determination letter issued with respect to each such Buyer Employee Plan, and, to the knowledge of Buyer, nothing has occurred, which would cause the loss of the tax-qualified status of any Buyer Employee Plan subject to Code Section 401(a). Buyer has delivered to Company a true, correct and complete copy of all registration statements and prospectuses prepared in connection with each Buyer Employee Plan.

     (c) (i) None of the Buyer Employee Plans promises or provides retiree medical or other retiree welfare benefits to any Person, except as required by COBRA (as defined in Section 9.1(f)); (ii) to the knowledge of Buyer, there has been no "prohibited transaction," as such term is defined in Section 406 of ERISA and Section 4975 of the Code (excluding any transaction for which an exemption under Code Section 4975 or ERISA Section 408 exists), with respect to any Buyer Employee Plan, which would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Buyer; (iii) to the knowledge of Buyer, each Buyer Employee Plan has been administered in accordance with its terms and in compliance with the requirements prescribed by any and all statutes, rules and regulations (including ERISA and the Code), except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Buyer, and Buyer and each ERISA Affiliate have performed in all material respects all obligations required to be performed by them thereunder, are not in default in any material respect under or violation of, and have no knowledge of any material default or violation by any other party to, any of the Buyer Employee Plans; (iv) to the knowledge of Buyer, there has occurred no breach of any duty under ERISA or the Code or other applicable law (including, without limitation, any health care continuation requirements or other Tax law requirements for or conditions to favorable Tax treatment), which could result, directly or indirectly, in any Taxes, penalties or other liability to Buyer, except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Buyer; (v) to the knowledge of Buyer, neither Buyer nor any ERISA Affiliate is subject to any material liability or material penalty under Sections 4971 through 4980B of the Code or Title I of ERISA with respect to any of the Buyer Employee Plans; (vi) all material contributions required to be made by Buyer or any ERISA Affiliate to any Buyer Employee Plan have been made on or before their due dates and a reasonable amount has been accrued for contributions to each Buyer Employee Plan for the current plan years; (vii) to the knowledge of Buyer, with respect to each Buyer Employee Plan, no "reportable event" within the meaning of Section 4043 of ERISA (excluding any such event for which the thirty (30) day notice requirement has been waived under the regulations to Section 4043 of ERISA) nor any event described in Section 4062, 4063 or 4041 of ERISA has occurred; (viii) no Buyer Employee Plan is covered by, and neither Buyer nor any ERISA Affiliate has incurred or will incur any liability under Title IV of ERISA or Section 412 of the Code; (ix) each Buyer Employee Plan can be amended, terminated or otherwise discontinued after the Effective Time in accordance with its terms, without liability to any of Buyer or its Subsidiaries (other than for benefits accrued through the date of termination and ordinary administrative expenses typically incurred in a termination event); and (x) to the knowledge of Buyer, no amount is owed to a trustee, custodian, third party administrator, actuary, investment manager, consultant, or other independent contractor with respect to any Buyer Employee Plan. With respect to each Buyer Employee Plan subject to ERISA as either an employee pension plan within the meaning of Section 3(2) of ERISA or an employee welfare benefit plan within the meaning of Section 3(1) of ERISA, each of Buyer and its Subsidiaries has prepared in good faith and timely filed all requisite governmental reports (which were true and correct as of the date filed) and has properly and timely filed and distributed or posted all notices and reports to employees required to be filed, distributed or posted with respect to each such Buyer Employee Plan, except where the failure to do so would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Buyer. No suit, administrative proceeding, action or other litigation has been brought, or to the knowledge of Buyer, is threatened, against or with respect to any such Buyer Employee Plan, including any audit, examination or inquiry by the Service or United States Department of Labor. No payment or benefit, which will or may be made by Buyer to any employee, will be characterized as an "excess parachute payment" within the meaning of Section 280G(b) (1) of the Code.

     (d) The consummation of the transactions contemplated by this Agreement will not (i) entitle any current or former employee or other service provider of any of Buyer and its Subsidiaries or an ERISA Affiliate to severance benefits or any other payment, except as expressly provided in this Agreement, or (ii) accelerate the time of payment or vesting, or increase the amount of compensation due any such employee or service provider.

     (e) There has been no amendment to, written interpretation or announcement (whether or not written) by any of Buyer and its Subsidiaries or any ERISA Affiliate relating to, or change in participation or coverage under, any Buyer Employee Plan, which would materially increase the expense of maintaining such Buyer Employee Plan above the level of expense incurred with respect to that Buyer Employee Plan for the most recent fiscal quarter included in the Buyer Financial Statements.

     (f) Neither the Buyer nor any of its Subsidiaries currently maintains, sponsors, participates in or contributes to, nor has it ever maintained, established, sponsored, participated in, or contributed to, any pension plan (within the meaning of Section 3(2) of ERISA), which is subject to Part 3 of Subtitle B of Title I of ERISA, Title IV of ERISA or Section 412 of the Code and no Buyer Employee Plan is a defined benefit pension plan within the meaning of Code Section 414(j).

     (g) Neither the Buyer nor any of its Subsidiaries nor any ERISA Affiliate is a party to, or has ever made any contribution to, participated in or otherwise incurred any obligation under, any "multi-employer plan" as defined in
Section 3(37) of ERISA. Neither the Buyer nor any of its Subsidiaries nor any ERISA Affiliate have directly or indirectly acted in any manner or incurred any obligation or liability with respect to any Buyer Employee Plan, which has or could give rise to any Encumbrances against any of the assets of any of Buyer and its Subsidiaries nor any ERISA Affiliate or which could result in any liability to any of Buyer and its Subsidiaries nor any ERISA Affiliate. Neither any of Buyer and its Subsidiaries nor any ERISA Affiliate has any actual or potential liabilities under Section 4201 of ERISA for any complete or partial withdrawal from a "multi-employer plan" (as defined in Section 3(37) of ERISA).

     (h) To the knowledge of Buyer, there is no agreement, Contract or arrangement to which any of Buyer and its Subsidiaries or any ERISA Affiliate is a party that may result in the payment of any amount that would not be deductible by reason of Section 280G or Section 404 of the Code or subject to Tax under Section 4999 of the Code; nor will Buyer be required to

"gross up" or otherwise compensate such Person because of the imposition of any excise Tax on a payment to such Person.

     (i) No statements or communications have been made or materials provided to any employee or former employee of any of Buyer or its Subsidiaries by any Person (including any of Buyer and its Subsidiaries), which provide for or could be construed as a Contract or promise by any of Buyer and its Subsidiaries to provide for any pension or welfare or other insurance-type benefits to any such employee, former employee or their dependents after retirement or termination of employment other than benefits under the Buyer Employee Plans or as required by COBRA. No statement, either written or oral, has been made by any of Buyer or its Subsidiaries to any Person with regard to any Buyer Employee Plan that was not in accordance with the Buyer Employee Plan and that would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Buyer.

     (j) With regard to each compensation and benefit plan required to be maintained or contributed to by the law or applicable custom or rule of the relevant jurisdiction outside of the United States (the "Foreign Plans"), (i) each of the Foreign Plans is in material compliance with the provisions of the laws of each jurisdiction in which each such Foreign Plan is maintained, to the extent those laws are applicable to the Foreign Plans; (ii) all material contributions to, and material payments from, the Foreign Plans which may have been required to be made in accordance with the terms of any such Foreign Plan, and, when applicable, the law of the jurisdiction in which such Foreign Plan is maintained, have been timely made or shall be made by the Closing Date, and all such contributions to the Foreign Plans, and all payments under the Foreign Plans, for any period ending before the Effective Time that are not yet, but will be, required to be made, are reflected as an accrued liability on the balance sheet in the most recent Buyer Financial Statements; (iii) each of Buyer and its Subsidiaries, and each ERISA Affiliate have materially complied with all applicable reporting and notice requirements, and all of the Foreign Plans have obtained from the Governmental Authority having jurisdiction with respect to such plans any recurred determinations, if any, that such Foreign Plans are in compliance with the laws of the relevant jurisdiction if such determinations are required in order to give effect to the Foreign Plan; (iv) each of the Foreign Plans has been administered in all material respects at all times in accordance with its terms and applicable law and regulations; (v) to the knowledge of Buyer, there are no pending investigations by any Governmental Authority involving the Foreign Plans, and no pending claims (except for claims for benefits payable in the normal operation of the Foreign Plans), suits or proceedings against any Foreign Plan or asserting any rights or claims to benefits under any Foreign Plan; (vi) the consummation of the transactions contemplated by this Agreement will not by itself create or otherwise result in any liability with respect to any Foreign Plan other than the triggering of payment to participants; and (vii) the benefits available under any Foreign Plan in the aggregate do not provide substantially greater benefits to employees of any of Buyer and its Subsidiaries or any ERISA Affiliate participating in such plans than the benefits available under Buyer Employee Plans for employees of any of Company and its Subsidiaries in the United States.

     4.20 Absence of Questionable Payments. Neither the Buyer nor any of its Subsidiaries nor, to the knowledge of Buyer, any of their respective directors, officers, agents, employees or other Persons acting on behalf of any of Buyer or its Subsidiaries or for the benefit of any of Buyer or its Subsidiaries has used any corporate or other funds for unlawful contributions, payments, gifts, or entertainment, made any unlawful expenditures relating to political activity to government officials or others or established or maintained any unlawful or unrecorded funds for such purpose under any foreign, national, territorial, state, province or local statute, ordinance, order, rule or regulation of any type, or accepted or received any unlawful contributions, payments, gifts or expenditures under any foreign, national, territorial, state, province or local statute, ordinance, order, rule or regulation of any type.

     4.21 Real Property Holding Corporation. Neither the Buyer and nor any of its Subsidiaries is not a U.S. Real Property Holding Corporation within the meaning of Section 897(c)(2) of the Code.

     4.22 Intellectual Property.

     (a) Schedule 4.22(a) of the Buyer Disclosure Schedule sets forth a true, correct and complete list of all (i) issued patents and other registered trademarks owned or used by any of Buyer or its Subsidiaries, (ii) pending applications for registrations of patents and trademarks filed by or on behalf of any of Buyer or its Subsidiaries, and (iii) unregistered patentable inventions and trademarks owned or used by any of Buyer or its Subsidiaries. Each of Buyer and its Subsidiaries have all Intellectual Property necessary to conduct their business as presently conducted, free and clear of all Encumbrances of any kind.

     (b) All application filing fees, other filing fees and charges, and all maintenance, renewal and other fees required to be paid on account of any of the issued patents have been timely paid for maintaining such issued patents in full force and effect. All declarations, disclosures, responses to office actions, amendments, affidavits of use and other requirements or actions that are required to be filed or performed with respect to any of the issued patents have been timely filed or performed in order to maintain all such issued patents in full force and effect.

     (c) Each of Buyer and its Subsidiaries, (i) are the sole and exclusive owners of all worldwide right, title and interest in and to all of the respective products and technologies of each of Buyer and its Subsidiaries, and to all modifications, improvements and derivative works thereof, and in all Intellectual Property related thereto, and (ii) have not abandoned any Intellectual Property related to the business of any of Buyer or its Subsidiaries or engaged in any acts or omissions that would impair the ownership or rights to use products, technologies or Intellectual Property of any of Buyer or its Subsidiaries related thereto, which impairment would reasonably be expected to have a Material Adverse Effect on Buyer. Each of Buyer and its Subsidiaries exclusively owns all worldwide right, title and interest in and to all Intellectual Property used in their respective businesses that have been created or developed by all of their respective employees, contractors and consultants hired or retained by Buyer and its Subsidiaries, as the case may be. Each employee and officer of Buyer and its Subsidiaries has executed an agreement with their respective employers regarding confidentiality and proprietary information and inventions, assigning to Buyer or a Subsidiary, as their respective employer, as the case may be, all work and Intellectual Property created or developed by such employee or officer. In addition, all contractors and consultants hired or retained by any of Buyer or its Subsidiaries to develop technology or Intellectual Property for any of Buyer or its Subsidiaries or who have had access to confidential information of any of Buyer or its Subsidiaries have signed written agreements with Buyer or its Subsidiaries, as the case may be, which provide, among other things, that all work and Intellectual Property performed or created by them have been assigned to Buyer or its Subsidiaries, as the case may be, and that they are required to maintain the confidentiality of any of Buyer's or its Subsidiaries' proprietary materials and other confidential information. Neither Buyer nor any of its Subsidiaries is aware of any facts that would cause any of the Intellectual Property used in their business to be deemed invalid or unenforceable.

     (d) Section 4.22(d) of the Company Disclosure Schedule sets forth a list of all license agreements and other rights granted by any of Company or its Subsidiaries to any other Person of any technologies or Intellectual Property, and identifies which technologies or Intellectual Property have been licensed between the parties. Company has delivered to Buyer correct and complete copies of all of the agreements listed in Section 4.22(d) of the Company Disclosure Schedule.

     (e) Section 4.22(e) of the Buyer Disclosure Schedule sets forth a list of all license agreements, supply agreements, co-promotion agreements, co-marketing agreements, distribution agreements and other rights granted by third Persons to any of Buyer or its Subsidiaries of any technologies, products or Intellectual Property (collectively "Buyer License Agreements"), and identifies which technologies, products or Intellectual Property have been licensed or granted between the parties. Buyer has provided Company correct and complete copies of all such Buyer License Agreements.

     (f) The Intellectual Property related to or used in Buyer's or its Subsidiaries' business, any products sold by any of Buyer or its Subsidiaries, any services sold or rendered by any of Buyer or its Subsidiaries and/or any technologies or processes and business methods used by any of Buyer or its Subsidiaries do not infringe upon, misappropriate or violate any Intellectual Property or other rights owned or held by any other Person. To the knowledge of Buyer, no third parties have infringed or violated the Intellectual Property owned by Buyer or its Subsidiaries or used in their business.

     (g) There is neither pending, nor to the knowledge of Buyer or its Subsidiaries, threatened, any claim, litigation or proceeding against any of Buyer or its Subsidiaries in any way contesting the rights of any of Buyer or its Subsidiaries to any Intellectual Property related to their business and/or the ownership, enforceability, validity or use of the Intellectual Property used in their business, and to the knowledge of Buyer, there is no basis for any such claim.

     (h) Neither Buyer nor any of its Subsidiaries has received any notices of any claims, disputes, litigation or other proceedings, and have no knowledge of any facts which indicate a likelihood that any of Buyer or its Subsidiaries or the Intellectual Property used in their business have infringed, misappropriated or violated the Intellectual Property or other rights of any other Person.

     (i) Each of Buyer and its Subsidiaries has taken commercially reasonable steps to maintain and protect the technologies and Intellectual Property related to their respective business. Buyer and its Subsidiaries have entered into appropriate nondisclosure agreements, which provide that all confidential information, trade secrets and know how of Buyer and its Subsidiaries will be protected and preserved, with all employees and third persons having access to any confidential information, trade secrets or know how of Buyer and its Subsidiaries.

     (j) Neither the Buyer nor any of its Subsidiaries is, or will be as a result of the execution and delivery of this Agreement or the performance of its obligations under this Agreement, in breach of any Buyer License Agreements. Neither the execution or delivery of this Agreement nor the consummation of the transactions contemplated hereby will cause or will result in a material change to the terms of any material license or sublicense agreement or have a Material Adverse Effect on Buyer.

     (k) Section 4.22(k) of the Buyer Disclosure Schedule sets forth a list of all third party manufacturing agreements or similar contracts whereby outside third parties manufacture, test and produce any products sold or distributed by Buyer or its Subsidiaries (collectively "Buyer Manufacturing Agreements"). Buyer has delivered to Company correct and complete copies of all such Buyer Manufacturing Agreements. Under such Buyer Manufacturing Agreements, Buyer or its Subsidiaries retain exclusive ownership rights related to the products or improvements thereto manufactured or produced by such third party manufacturers. All such third party manufacturers and their respective facilities used by Buyer or its Subsidiaries fully comply with all of the U.S. Food and Drug Administration's ("FDA") regulatory requirements, including without limitation the FDA's cGMP, and with all applicable foreign regulatory requirements. Neither Buyer or its Subsidiaries nor any of these third party manufacturers are in default under any of the Buyer Manufacturing Agreements, and no event has occurred which with notice or lapse of time would constitute a breach or default, or permit the termination, modification or acceleration under any such Buyer Manufacturing Agreements. Neither Buyer nor any of its Subsidiaries have notified any other Person of any alleged default under any such Buyer Manufacturing Agreements. Neither Buyer nor any of its Subsidiaries have received any communications alleging that Buyer or its Subsidiaries are in default under any such Buyer Manufacturing Agreements.

     4.23 Real Properties. Neither the Buyer nor any of its Subsidiaries owns any real property. No consent is required from the lessor under any lease of real property listed in Section 4.12 of the Buyer Disclosure Schedule, prior to the consummation of the transactions contemplated hereby.

     4.24 Title and Related Matters. Except as set forth in the Buyer SEC Documents, each of Buyer and its Subsidiaries has good and marketable title to and is the sole and exclusive owner of all of the properties and assets, inventory, interests in properties and assets, real and personal, which are reflected in the most recent Buyer Financial Statements or acquired after that date (except properties, interests in properties and assets sold or otherwise disposed of since such date in the ordinary course of business), or in the case of leased properties and assets, valid leasehold interests in (collectively, "Buyer Assets"), free and clear of all Encumbrances, except: (a) statutory liens or claims not yet delinquent, and (b) such imperfections of title and easements as do not and will not, materially detract from or interfere with the present or proposed use of the properties subject thereto or affected thereby or otherwise materially impair present business operations on such properties.

     4.25 Brokers and Finders. Neither Buyer, nor any of its officers, directors, agents or employees has employed any investment banker, broker or finder, or incurred any liability on behalf of Buyer, for any investment banking fees, brokerage fees, commissions or finders' fees, in connection with the transactions contemplated by this Agreement.

     4.26 Products.

     (a) Buyer has delivered to Company: (i) a true, complete and correct summary of the most frequently used standard terms and conditions of sale of the products and services ("Buyer

Products") manufactured, sold or delivered by, or service rendered by or on behalf of any of Buyer or its Subsidiaries, containing applicable guaranty, warranty and indemnity provisions, and (ii) a catalog containing a true, complete and correct list of all material Buyer Products. No Buyer Product is subject to any guaranty, warranty or other indemnity, express or implied, beyond such standard terms and conditions. All rebates, discounts, promotional allowances or similar payments or arrangements to any customer with respect to Buyer Products are reflected in the Buyer SEC Documents or the Buyer Financial Statements.

     (b) All of the Buyer Products materially conform to their applicable specifications and there is neither pending, nor to the knowledge of Buyer or its Subsidiaries, threatened, any claim, litigation or proceeding against any of Buyer or its Subsidiaries in any way asserting any rights under guaranty, warranty and indemnity provisions applicable to Buyer Products that could reasonably be expected to have a Material Adverse Affect on Buyer.

     (c) Buyer is in compliance in all material respects with, and current in the performance of, any obligation arising under any consent decree, consent agreement, warning letter, Form 483 issued by or entered into with the FDA or other notice, response or commitment made to the FDA or any comparable state or Government Authority, all of which, in addition to any warning letters, have been disclosed to Company. There are no proceedings or investigations pending with respect to a violation by Buyer of the Federal Food, Drug, and Cosmetic Act, FDA regulations adopted thereunder, the Controlled Substance Act or any other legislation or regulation promulgated by any other Governmental Authority that could potentially result in criminal or civil liability.

     4.27 Export Control Laws. Each of Buyer and its Subsidiaries has conducted its export transactions, in all material respects, in accordance with all material applicable provisions of United States export control laws and regulations. Without limiting the foregoing:

     (a) Each of Buyer and its Subsidiaries has obtained all required export licenses and other approvals for its exports of products from the United States.

     (b) Each of Buyer and its Subsidiaries has used the correct ECCN number for its exports of products from the United States.

     (c) Each of Buyer and its Subsidiaries is in compliance with the terms of all applicable export licenses or approvals.

     (d) There are no pending or, to the knowledge of Buyer, threatened claims against any of Buyer or its Subsidiaries with respect to such export licenses or other approvals.

     (e) There are no actions, conditions or circumstances pertaining to export transactions of any of Buyer or its Subsidiaries that may, to the knowledge of Buyer, give rise to any future claims.

     4.28 State Takeover Laws. The Board of Directors of Buyer has approved this Agreement and the transactions contemplated by this Agreement as required under any applicable state takeover laws, including Section 203 of the DGCL, so that any such state takeover laws will not apply to this Agreement or any of the transactions contemplated hereby.

     4.29 Board Approval. The Board of Directors of Buyer, at a meeting duly called and held, has, by unanimous vote of its disinterested members, (i) determined that this Agreement and the transactions contemplated hereby are advisable, fair to and in the best interests of the stockholders of Buyer, (ii) approved and adopted this Agreement and (iii) determined to recommend that this Agreement and the transactions contemplated hereby be approved and adopted by the holders of Buyer Common Stock.

     4.30 Reorganization Under the Code. As of the date of this Agreement, neither Buyer nor any of its Subsidiaries has taken any action or knows of any fact that is reasonably likely to prevent the Merger from qualifying as a "reorganization" within the meaning of Section 368(a) of the Code.

                                   ARTICLE V
                              ADDITIONAL AGREEMENTS

     5.1  Proxy Statement/Prospectus.

     (a) As promptly as reasonably practicable following the date hereof, Buyer and Company shall cooperate in preparing and each shall cause to be filed with the Commission mutually acceptable proxy materials that shall constitute the Proxy Statement/Prospectus and Buyer shall prepare and file with the Commission the Form S-4. The Proxy Statement/Prospectus will be included as a prospectus in and will constitute a part of the Form S-4 as Buyer's prospectus. Each of Buyer and Company shall use its commercially reasonable efforts to have the Proxy Statement/Prospectus cleared by the Commission and the Form S-4 declared effective by the Commission as soon after such filing as practicable and to keep the Form S-4 effective as long as is necessary to consummate the Merger and the transactions contemplated hereby. Each of Buyer and Company shall, as promptly as practicable after receipt thereof, provide the other party with copies of any written comments, and advise each other of any oral comments, with respect to the Proxy Statement/Prospectus or Form S-4 received from the Commission. The parties shall cooperate and provide the other party with a reasonable opportunity to review and comment on any amendment or supplement to the Proxy Statement/Prospectus and the Form S-4 prior to filing such with the Commission and will provide each other with a copy of all such filings made with the Commission. Notwithstanding any other provision herein to the contrary, no amendment or supplement (including by incorporation by reference) to the Proxy Statement/Prospectus or the Form S-4 shall be made without the approval of both Buyer and Company, which approval shall not be unreasonably withheld or delayed; provided, however, that, with respect to documents filed by a party hereto that are incorporated by reference in the Form S-4 or Proxy Statement/Prospectus, this right of approval shall apply only with respect to information relating to the other party or its business, financial condition or results of operations. Buyer will use commercially reasonable efforts to cause the Proxy Statement/Prospectus to be mailed to the Buyer stockholders (if the Buyer Stockholder Approval is necessary or reasonably deemed desirable) and Company will use commercially reasonable efforts to cause the Proxy Statement/ Prospectus to be mailed to Company stockholders, in each case, as promptly as practicable after the Form S-4 is declared effective under the Securities Act. If, at any time prior to the Effective Time, any information relating to Buyer or Company, or any of their respective Affiliates (as defined in Section 9.1(a)), officers or directors, is discovered by Buyer or Company and such information should be set forth in an amendment or supplement to any of the Form S-4 or the Proxy Statement/Prospectus so that any of such documents would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party hereto discovering such information shall promptly notify the other parties hereto and, to the extent required by law, rules or regulations, an appropriate amendment or supplement describing such information shall be promptly filed with the Commission and, to the extent required by law, disseminated to the stockholders of Buyer and Company.

     (b) Subject to the fiduciary duties of the Company's Board of Directors under applicable law, Company shall duly take all lawful action to call, give notice of, convene and hold the Company Stockholders Meeting as soon as practicable on a date determined in accordance with the mutual agreement of Buyer and Company for the purpose of obtaining the Company Stockholder Approval and, subject to Section 5.2, shall take all lawful action, consistent with its fiduciary duties, to solicit the Company Stockholder Approval. The Board of Directors of Company shall recommend the adoption of the plan of Merger contained in this Agreement by the stockholders of Company (the "Company Recommendation"), and shall not (i) withdraw, modify or qualify (or propose to withdraw, modify or qualify) in any manner adverse to Buyer such recommendation, or (ii) take any action or make any statement in connection with the Company Stockholders Meeting inconsistent with such recommendation (collectively, a "Change in Company Recommendation"); provided, however, that the Board of Directors of Company may make a Change in Company Recommendation pursuant to
Section 5.2 hereof and to effect any action permitted by Section 8.1 hereof. Notwithstanding any Change in Company Recommendation, this Agreement shall be submitted to the stockholders of Company at the Company Stockholders Meeting for the purpose of approving and adopting this Agreement and the Merger and nothing contained herein shall be deemed to relieve Company of such obligation unless terminated under Section 8.1.

     (c) If such Buyer Stockholder Approval is required under the DGCL or Nasdaq rules to consummate the Merger, Buyer shall duly take all lawful action to call, give notice of, convene and hold the Buyer Stockholders Meeting as soon as practicable on a date determined in accordance with the mutual agreement of Buyer and Company for the purpose of obtaining the Buyer Stockholder Approval and, shall take all lawful action, consistent with its fiduciary duties, to solicit the Buyer Stockholder Approval. If such Buyer Stockholder Approval is required under the DGCL or Nasdaq rules to consummate the Merger, the Board of Directors of Buyer shall recommend that the stockholders of Buyer amend the Certificate of Incorporation to increase the authorized Buyer Common Stock and to permit the issuance of Buyer Common Stock in the Merger (the "Buyer Recommendation"), and shall not (i) withdraw, modify or qualify (or propose to withdraw, modify or qualify) in any manner adverse to Company such recommendation or (ii) take any action or make any statement in connection with the Buyer Stockholders Meeting inconsistent with such recommendation (collectively, a "Change in the Buyer Recommendation"); provided, however, that the Board of Directors of Buyer may make a Change in the Buyer Recommendation to effect any action permitted by Section 8.1 hereof.

     5.2  No Solicitation.

     (a) Company and its Subsidiaries and the officers, directors, employees or other agents of Company and its Subsidiaries shall not, directly or indirectly:
(i) take any action to solicit, initiate or encourage or agree to any Takeover Proposal (as defined in Section 9.1(y)), or (ii) subject to the terms of the immediately following sentence, engage in any discussions or negotiations regarding a Takeover Proposal; provided that nothing herein shall prohibit the Board of Directors of Company from complying with Rules l4d-9 and 14e-2 promulgated under the Exchange Act. Notwithstanding the immediately preceding sentence, if, prior to adoption of this Agreement by Company's stockholders, an unsolicited written Takeover Proposal shall be received by the Board of Directors of Company, then, to the extent the Board of Directors of Company believes in good faith in the proper exercise of their fiduciary duties to Company's stockholders, and after considering all terms and conditions of such written Takeover Proposal, including the likelihood and timing of its consummation, that such Takeover Proposal would result in a transaction more favorable to Company's stockholders from a financial point of view than the transaction contemplated by this Agreement (any such more favorable Takeover Proposal being referred to in this Agreement as a "Superior Proposal") and the Board of Directors of Company determines in good faith (after consultation with outside counsel) that it is necessary in order to comply with its fiduciary duties to Company's stockholders under applicable law, Company may, in response to a Superior Proposal, furnish information with respect to the Company and its Subsidiaries to the Person making such Superior Proposal, participate in discussions and negotiations with such Person regarding such Superior Proposal, and endorse, recommend, approve and/or agree to such Superior Proposal and such actions shall not be considered a breach of this Section 5.2 or any other provisions of this Agreement; provided that in each such event Company notifies Buyer of such determination by the Board of Directors of Company and provides Buyer with a true and complete copy of the Superior Proposal received from such Person; provided, however, that any non-public information of Company or its Subsidiaries provided to any Person in connection with such discussions or negotiations shall be pursuant to a non-disclosure agreement at least as restrictive on such Person as the Confidentiality Agreement (as defined in Section 5.4) is on Buyer; and provided further that Company shall not, and shall not permit any of its officers, directors, employees or other representatives to agree to or endorse any Takeover Proposal or withdraw its recommendation of the adoption of this Agreement unless Company has provided Buyer at least three (3) days prior notice thereof. Company will promptly (and in any event within 24 hours) notify Buyer after receipt of any Takeover Proposal or any notice that any Person is considering making a Takeover Proposal or any request for non-public information relating to Company or any of its Subsidiaries or for access to the properties, books or records of Company or any of its Subsidiaries by any Person that has advised Company that it may be considering making, or that has made, a Takeover Proposal, or whose efforts to formulate a Takeover Proposal would be assisted thereby (such notice to include the identity of such Person or Persons), and will keep Buyer fully informed of the status and details of any such Takeover Proposal notice, request or correspondence or communications related thereto, and shall provide Buyer with a true and complete copy of such Takeover Proposal notice or any amendment thereto, if it is in writing, or a complete written summary thereof, if it is not in writing. Company shall immediately cease and cause to be terminated all existing discussions or negotiations with any Persons conducted heretofore with respect to a Takeover Proposal.

     (b) On or before December 31, 2002, Buyer shall not, nor shall it permit any of its Subsidiaries to, directly or indirectly through another person, consummate any acquisition of capital stock or assets of another Person, business combination, recapitalization, merger, consolidation, liquidation, dissolution, similar transaction ("Buyer Reorganization Transaction"), or any other action which would materially delay the filing of or require the filing by Buyer of an amendment or supplement in any material respect to the Form S-4 or a recirculation by the Company of the Proxy Statement/Prospectus, without the prior written consent of the Company as evidenced by a majority vote of the Board of Directors of the Company, which consent shall not be unreasonably withheld; provided, however, in the event (an "Extension Event") that Buyer shall consummate a Buyer Reorganization Transaction or a Buyer Financing (as defined in Section 7.2(b)(iii)) after December 31, 2002, but prior to the earlier of the Effective Time or the Termination Date, which shall require any such filing by Buyer or recirculation or by the Company, the Termination Date shall be extended by one calendar day for each such day from the date of the consummation of such Buyer Reorganization Transaction or Buyer Financing, as the case may be, through the date of such filing or recirculation, as the case may be, but in no event shall the period between the date of such filing or recirculation, as the case may be, with respect to such Extension Event and the Termination Date be less than 45 calendar days.

     5.3 Access to Information. Upon reasonable notice, each of Buyer and Company shall afford to each of the other and its respective accountants, counsel and other representatives, reasonable access during normal business hours during the period prior to the Effective Time to: (a) each of Buyer and Company and its respective Subsidiaries' properties, books, Contracts, commitments and records; and (b) all other information concerning the business, properties and personnel of each of Buyer and Company and its respective Subsidiaries, as each of Buyer and Company may reasonably request. Buyer and Company agree to provide to each other and their respective accountants, counsel and other representatives copies of internal financial statements promptly upon request. Until the Closing, on or before the 25th day of each month, commencing on October 25, 2002, Company shall deliver to Buyer separate unaudited, consolidated and internally prepared financial statements of Company and its Subsidiaries as at and for the monthly period ending the last day of the preceding month (the "Subsequent Monthly Company Financial Statements"), which shall include a balance sheet and a statement of income. The Subsequent Monthly Company Financial Statements shall be prepared in accordance with GAAP consistently applied during the periods involved, except as otherwise noted therein, and subject to the absence of notes and normal quarterly and year-end adjustments that have not been and are not anticipated to be material in amount. Until the Closing, on or before the 25th day of each month, commencing on October 25, 2002, Buyer shall deliver to Buyer separate unaudited, consolidated and internally prepared financial statements of Buyer and its Subsidiaries as at and for the monthly period ending the last day of the preceding month (the "Subsequent Monthly Buyer Financial Statements"), which shall include a balance sheet and a statement of income. The Subsequent Monthly Buyer Financial Statements shall be prepared in accordance with GAAP consistently applied during the periods involved, except as otherwise noted therein, and subject to the absence of notes and normal quarterly and year-end adjustments that have not been and are not anticipated to be material in amount.

     5.4 Confidentiality. The parties acknowledge that each of Buyer and Company have previously executed a Mutual Confidentiality Agreement dated September 4, 2002 (the "Confidentiality Agreement), which agreement shall continue in full force and effect in accordance with its terms.

     5.5 Public Disclosure. Unless otherwise permitted by this Agreement, Buyer and Company shall consult with each other before issuing any press release or otherwise making any public statement or making any other public (or non-confidential) disclosure (whether or not in response to an inquiry) regarding the terms of this Agreement and the transactions contemplated hereby, and neither shall issue any such press release or make any such statement or disclosure without the prior approval of the other (which approval shall not be unreasonably withheld), except as may be required by law or by obligations pursuant to any listing agreement with any national securities exchange, Nasdaq or the National Association of Securities Dealers, Inc. (the "NASD"), in which case the party proposing to issue such press release or make such public

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

statement or disclosure shall use its commercially reasonable efforts to consult, in good faith, with the other party before issuing such press release or making such public statement or disclosure.

     5.6  Consents; Cooperation.

     (a) Each of Buyer and Company shall promptly apply for or otherwise seek, and use its commercially reasonable efforts to obtain, all consents and approvals required to be obtained by it for the consummation of the Merger. The parties hereto will consult and cooperate with one another, and consider in good faith the views of one another, in connection with any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any party hereto in connection with proceedings under or relating to the HSR Act (as defined in Section 9.1(n)) or any other Regulatory Law (as defined in Section 9.1(w)) or federal or state fair trade law.

     (b) Each of Buyer and Company shall use its commercially reasonable efforts to resolve such objections, if any, as may be asserted by any Governmental Authority with respect to the transactions contemplated by this Agreement under the HSR Act and all other applicable Regulatory Laws. In connection therewith, if any administrative or judicial action or proceeding is instituted (or threatened to be instituted) challenging any transaction contemplated by this Agreement as violative of any Regulatory Law, each of Buyer and Company shall cooperate and use its commercially reasonable efforts vigorously to contest and resist any such action or proceeding and to have vacated, lifted, reversed, or overturned any decree, judgment, injunction or other order, whether temporary, preliminary or permanent (each, an "Order"), that is in effect and that prohibits, prevents, or restricts consummation of the Merger or any such other transactions, unless by mutual agreement Buyer and Company decide that litigation is not in their respective best interests. Notwithstanding the provisions of the immediately preceding sentence, it is expressly understood and agreed that neither Buyer nor Company shall have any obligation to litigate or contest any administrative or judicial action or proceeding or any Order beyond the Termination Date (as defined in Section 8.1(b)). Each of Buyer and Company shall use its commercially reasonable efforts to take such action as may be required to cause the expiration of the notice periods under the HSR Act or other applicable Regulatory Laws with respect to such transactions as promptly as possible after the execution of this Agreement. Buyer and Company also agree to take any and all of the following actions to the extent necessary to obtain the approval of any Governmental Authority with jurisdiction over the enforcement of any applicable laws regarding the transactions contemplated hereby: entering into negotiations; providing information required by law or governmental regulation, and substantially complying with any second request for information pursuant to the Regulatory Laws.

     (c) Notwithstanding anything to the contrary in Section 5.6(a) or (b), (i) neither Buyer nor any of its Subsidiaries shall be required to divest any of their respective businesses, product lines or assets, or to take or agree to take any other action or agree to any limitation that would reasonably be expected to have a Material Adverse Effect on Buyer or of Buyer combined with the Company after the Effective Time, and (ii) neither Company nor any of its Subsidiaries shall be required to divest any of their respective businesses, product lines or assets, or to take or agree to take any other action or agree to any limitation that would reasonably be expected to have a Material Adverse Effect on Company or of Company combined with the Buyer after the Effective Time.

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

     5.7 Legal Requirements. Each of Buyer and Company will, and will cause their respective Subsidiaries to, take all commercially reasonable actions necessary to comply promptly with all legal requirements which may be imposed on them with respect to the consummation of the transactions contemplated by this Agreement and will promptly cooperate with and furnish information to any party hereto necessary in connection with any such requirements imposed upon such other party in connection with the consummation of the transactions contemplated by this Agreement.

     5.8 Blue Sky Laws. Buyer shall take such steps as may be necessary to comply with the securities and blue sky laws of all jurisdictions which are applicable to the issuance of the Buyer Common Stock in connection with the Merger. Company shall use its commercially reasonable efforts to assist Buyer as may be necessary to comply with the securities and blue sky laws of all jurisdictions which are applicable in connection with the issuance of Buyer Common Stock in connection with the Merger.

     5.9 Employee Benefit Plans.

     (a) At the Effective Time, all of the then effective Company Stock Option Plans (as defined in Section 9.1(g)) and each outstanding option to purchase shares of Company Common Stock under the Company Stock Option Plans, whether vested or unvested, and which remains outstanding prior to the Effective Time shall cease to represent a right to acquire shares of Company Common Stock and shall be void and canceled forthwith.

     (b) Unless Buyer consents otherwise in writing, prior to the Effective Time, Company shall take all action as is necessary to amend the Surgical Laser Technologies, Inc. 401(k) Savings Plan (the "Company 401(k) Plan") such that, from and after the Effective Time, no matching contributions will be made to the Company 401(k) Plan. All matching contributions required to be made under the terms of the Company 401(k) Plan have been made to the Company 401(k) Plan as of the date of this Agreement and shall have been made immediately prior to the Effective Time. No matching or any other contributions shall be required to be made to the Company 401(k) Plan under its terms or applicable law at any time after the Effective Time.

     5.10 Listing of Additional Shares. Prior to the Effective Time, Buyer shall file with The Nasdaq National Market a Notification Form for Listing of Additional Shares with respect to the shares of Buyer Common Stock referred to be issued pursuant to Section 1.7(a).

     5.11 Termination of Trading of Company Common Stock. Prior to the Effective Time, Company shall take all actions necessary to cause the termination of all trading of the Company Common Stock, as of the Effective Time, in the Nasdaq Small Cap-Market and any other securities market in which the Company Common Stock shall then trade.

     5.12 Employment Agreements. At the Effective Time, Buyer and each of Michael R. Stewart and Davis Woodward shall enter into the employment agreements, in the forms of Exhibits 5.12(a) and (b) hereto (the "Employment Agreements").

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

     5.13 Affiliates and Stockholders Agreements.

     (a) Simultaneously with the execution of this Agreement, Buyer and each of the Persons listed on Schedule 5.13(a) shall enter into a Stockholders Agreement, in the form of Exhibit 5.13(a) hereto (the "Stockholders Agreements").

     (b) Notwithstanding the provisions of Section 5.13(a), Company will use commercially reasonable efforts to obtain an executed Affiliate Agreement substantially in the form of Exhibit 5.13(b) hereto (the "Affiliate Agreement") from any Person, other than the Persons listed on Schedule 5.13(b), within 30 days following the execution and delivery of this Agreement, who, to the knowledge of Company, may be deemed to have become an affiliate of Company after the date of this Agreement and prior to the Effective Time as soon as practicable after attaining such status. The foregoing notwithstanding, Buyer shall be entitled to place legends as specified in the Affiliate Agreement on the certificates evidencing any of the Buyer Common Stock to be received by: (i) any Affiliate of Company; or (ii) any Person Buyer reasonably identifies (by written notice to Company) as being a Person who may be deemed an "affiliate" within the meaning of Rule 145 promulgated under the Securities Act, and to issue appropriate stop transfer instructions to the transfer agent for such Buyer Common Stock, consistent with the terms of the Affiliate Agreement, regardless of whether such Person has executed an Affiliate Agreement.

     5.14 Indemnification.

     (a) From and after the Effective Time, the Surviving Corporation will, (i) fulfill and honor in all respects the obligations of the Company to indemnify and hold harmless the Company's and its Subsidiaries' present and former directors, officers and employees and their heirs, executors and assigns (each an "Indemnified Party," and collectively, the "Indemnified Personnel"), to the same extent that such individuals are entitled to indemnification as of the date of this Agreement by the Company pursuant to applicable law or the Company's certificate of incorporation, bylaws and indemnification agreements, if any, in existence on the date hereof with, or for the benefit of, any such Indemnified Party arising out of or pertaining to matters existing or occurring at or prior to the Effective Time and for acts or omissions existing or occurring at or prior to the Effective Time (including for acts or omissions occurring in connection with the approval of this Agreement and the consummation of the transactions contemplated hereby), whether or not asserted or claimed prior thereto, and (ii) include and caused to be maintained in effect in the Surviving Corporation's (or any successor's) certificate of incorporation and bylaws for a period of six years after the Effective Time, subject to any limitation imposed from time to time under applicable law, provisions regarding elimination of liability of directors, indemnification of officers, directors and employees, and advancement of expenses, that are at least as favorable to the Indemnified Personnel as those set forth in the current certificate of incorporation and bylaws of the Company.

     (b) In the event that any claim, action, suit, proceeding or investigation involving any Indemnified Party is brought or initiated within six years after the Effective Time and arises out of or pertains to any actual or alleged action or omission in his or her capacity as an officer, director or employee of Company or any of its Subsidiaries occurring prior to the Effective Time, or arises out of or pertains to the transactions contemplated by this Agreement, in each case for which such Indemnified Party is indemnified under this Section 5.14, (i) the Indemnified Personnel, as a group, may retain only one law firm to represent such Indemnified Personnel,

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

which counsel shall be counsel of Buyer, in addition to local counsel (provided that if the use of counsel of Buyer would be expected under applicable standards of professional conduct to give rise to a conflict between the position of the Indemnified Personnel and of Buyer, the Indemnified Personnel shall be entitled instead to be represented, as a group, by one counsel, in addition to local counsel, selected by the Indemnified Personnel, and reasonably satisfactory to Buyer), (ii) after the Effective Time, the Surviving Corporation will pay the reasonable fees and expenses of such counsel, promptly after statements therefor are received and (iii) the Surviving Corporation will cooperate in the defense of any such matter; provided, however, that the Surviving Corporation will not be liable for any settlement effected without its written consent (which consent will not be unreasonably withheld, delayed, or conditioned); and provided, further, that, in the event that any claim or claims for indemnification are asserted or made within such six-year period, all rights to indemnification are asserted or made within such six-year period, all rights to indemnification in respect of any such claim or claims will continue until the disposition of any and all such claims. Any Indemnified Personnel wishing to claim indemnification under this Section 5.14, upon learning of such claim, action, suit, proceeding or investigation, shall promptly notify Buyer and the Surviving Corporation (provided that the failure to so notify Buyer or the Surviving Corporation shall not relieve such entity from any liability that it may have under this Section 5.14, except to the extent that such failure prejudices such entity), and shall deliver to Buyer and the Surviving Corporation the undertaking contemplated by
Section 145(e) of the DGCL.

     (c) The Surviving Corporation will secure a "tail" on the Company's existing directors' and officers' insurance policies for a period of at least six (6) years, provided that the total cost of such "tail" shall not exceed $171,000.

     (d) Notwithstanding anything in the Agreement to the contrary, the provisions of this Section 5.14 are intended to be for the benefit of, and will be enforceable by, the Indemnified Personnel, their heirs and representatives, and may not be amended or repealed without the prior written consent of the affected Indemnified Personnel, and are in addition to, and not in substitution for, any other rights to indemnification or contribution that such Indemnified Personnel may have by Contract or applicable law.

     5.15 Fees and Expenses. Subject to Section 8.2, whether or not the Merger is consummated, all Expenses (as defined below) incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such Expenses, except that if the Merger is consummated, the Surviving Corporation shall pay, or cause to be paid, any and all property or transfer taxes imposed on the Company, Merger Sub or the Surviving Corporation in connection with the Merger between Merger Sub and Company.

     As used in this Agreement, "Expenses" includes all out-of-pocket expenses (including, without limitation, all fees and expenses of counsel, accountants, investment bankers, experts and consultants to a party hereto and its Affiliates) incurred by a party or on its behalf in connection with or related to the authorization, preparation, negotiation, execution and performance of this Agreement and the transactions contemplated hereby, including the preparation, printing, filing and mailing of the each of the Proxy Statement/Prospectus and the solicitation of stockholder approvals and all other matters related to the transactions contemplated hereby. The parties shall cooperate with each other in preparing, executing and filing any Tax Returns with respect to property or transfer taxes.

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

                                   ARTICLE VI
                       CONDITIONS PRECEDENT TO THE MERGER

     6.1 Conditions to Each Party's Obligations to Effect the Merger. The respective obligations of each party to this Agreement to consummate and effect the transactions contemplated hereby shall be subject to the satisfaction at or prior to the Effective Time of each of the following conditions, any of which may be waived:

     (a) This Agreement shall have been adopted by the requisite vote of the stockholders of each of Buyer, if required, and Company.

     (b) The Commission shall have declared the Form S-4 effective. No stop order suspending the effectiveness of the Form S-4 or any part thereof shall have been issued and no proceeding for that purpose, and no similar proceeding in respect of the Proxy Statement/Prospectus shall have been initiated or threatened in writing by the Commission or any other Governmental Authority; and all requests for additional information on the part of the Commission or any other Governmental Authority shall have been complied with to the reasonable satisfaction of the parties hereto.

     (c) No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal or regulatory restraint or prohibition preventing the consummation of the Merger shall be in effect, nor shall any proceeding brought by any Government Authority seeking any of the foregoing be pending; nor shall there be any action taken, or any statute, rule, regulation or order enacted, entered, enforced or deemed applicable to the Merger, which makes the consummation of the Merger illegal. In the event an injunction, order or other restraint or prohibition shall have been issued or imposed, each party agrees to use its commercially reasonable efforts to have such injunction, order or other restraint or prohibition lifted.

     (d) Company, Buyer and Merger Sub and their respective Subsidiaries shall have timely obtained from each Governmental Authority: (i) all approvals, waivers and consents as may be required under the Securities Act, state blue sky laws, the Exchange Act and under the HSR Act, and (ii) all other approvals, waivers and consents, if any, necessary for the consummation of or in connection with the Merger and the transactions contemplated hereby, the failure too obtain which would reasonably be expected to have a Material Adverse Effect upon either of Buyer or Company following the Effective Time.

     (e) The shares of Buyer Common Stock to be issued in the Merger and such other shares of Buyer Common Stock to be reserved for issuance in connection with the Merger shall have been approved for listing on The Nasdaq National Market.

     (f) Company shall have received a written opinion of Duane Morris LLP, counsel to Company, in a form reasonably satisfactory to both Buyer and Company, dated on or about the Closing, to the effect that the Merger will constitute a reorganization within the meaning of Section 368(a) of the Code, and such opinion shall not have been withdrawn. In rendering such opinion, counsel shall be entitled to make reasonable assumptions and require delivery of and rely upon, among other things, reasonable and customary representations set forth in certificates to be delivered by each of Buyer, Merger Sub and Company in form reasonably satisfactory to such counsel. In addition, Buyer and Company shall have received from their respective

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

counsel, such tax opinions as may be required of them by the Commission in connection with the filing of the S-4.

     6.2 Additional Conditions to Obligations of Buyer. The obligations of Buyer to consummate and effect the transactions contemplated hereby shall be subject to the satisfaction, or waiver by Buyer, on or prior to the Effective Time of each of the following conditions:

     (a) Each of the representations and warranties of Company set forth in this Agreement shall be true and correct as of the date of this Agreement and as of the Effective Time as though made on and as of the Effective Time (except to the extent that such representations and warranties speak as of another date, in which case such representations and warranties shall be true and correct as of such date), except where the failure of such representations and warranties to be true and correct would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Company; and Buyer shall have received a certificate of a senior executive officer and a senior financial officer of Company to such effect.

     (b) Company shall have performed or complied with all covenants required to be performed by it under this Agreement at or prior to the Effective Time that are qualified as to materiality or Material Adverse Effect and shall have performed or complied with in all material respects with all other material agreements and covenants required to be performed by it under this Agreement at or prior to the Effective Time that are not so qualified, and Buyer shall have received a certificate of a senior executive officer and a senior financial officer of Company to such effect.

     (c) Buyer shall have been furnished with evidence satisfactory to it of the consent or approval of those Persons whose consent or approval shall be required in connection with the Merger under any Material Company Contract or otherwise required to consummate the transactions contemplated by this Agreement, except where the failure to obtain such consent or approval would not have a Material Adverse Effect on Company.

     (d) No temporary restraining order, preliminary or permanent injunction or other legal or regulatory restraint provision limiting or restricting the conduct or operation of the business of Company and its Subsidiaries, following the Merger shall be in effect, nor shall any proceeding brought by any Governmental Authority seeking the foregoing be pending.

     (e) Buyer shall have received:

         (i) the Employment Agreements executed by Company and Michael R. Stewart and Davis Woodward;

         (ii) the Stockholders Agreements executed by each of the Persons listed on Schedule 5.13(a);

         (iii) the Affiliate Agreements executed by each of the Persons listed on Schedule 5.13(b);

         (iv) an incumbency certificate from the Secretary of Company, substantially in the form of Exhibit 6.2(e)(iv) hereto; and

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

          (v) a certificate from the Chief Executive Officer and Chief Financial Officer of Company, substantially in the form of Exhibit 6.2(e)(v) hereto.

     6.3 Additional Conditions to Obligations of Company. The obligations of Company to consummate and effect the transactions contemplated hereby shall be subject to the satisfaction, or waiver by Company, on or prior to the Effective Time of each of the following conditions:

     (a) Each of the representations and warranties of Buyer set forth in this Agreement shall be true and correct as of the date of this Agreement and as of the Effective Time as though made on and as of the Effective Time (except to the extent that such representations and warranties speak as of another date, in which case such representations and warranties shall be true and correct as of such date), except where the failure of such representations and warranties to be true and correct would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Buyer; and Company shall have received a certificate of a senior executive officer and a senior financial officer of Buyer to such effect.

     (b) Buyer shall have performed or complied with all covenants required to be performed by it under this Agreement at or prior to the Effective Time that are qualified as to materiality or Material Adverse Effect and shall have performed or complied with in all material respects with all other material agreements and covenants required to be performed b it under this Agreement at or prior to the Effective Time that are not so qualified, and Company shall have received a certificate of a senior executive officer and a senior financial officer of Buyer to such effect.

     (c) Company shall have been furnished with evidence satisfactory to it of the consent or approval of those Persons whose consent or approval shall be required in connection with the Merger under any Material Buyer Contract or otherwise required to consummate the transactions contemplated by this Agreement, except where the failure to obtain such consent or approval would not have a Material Adverse Effect on Buyer.

     (d) No temporary restraining order, preliminary or permanent injunction or other legal or regulatory restraint provision limiting or restricting the conduct or operation of the business of Buyer and its Subsidiaries, following the Merger shall be in effect, nor shall any proceeding brought by any Governmental Authority seeking the foregoing be pending.

     (e)  Company shall have received:

          (i)   the Employment Agreements executed by Buyer;

          (ii)  the Stockholders Agreements executed by Buyer;

          (iii) the Affiliate Agreements executed by Buyer;

          (iv) an incumbency certificate from the Secretary of Buyer, substantially in the form of Exhibit 6.3(e)(iv) hereto; and

          (v) a certificate from the Chief Executive Officer and Chief Financial Officer of Buyer, substantially in the form of Exhibit 6.3(e)(v) hereto.

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

     (f) Company shall have received a confirmation, as of a date within five Business Days of Closing, of the fairness opinion from Investec Inc. with respect to the fairness to the stockholders of the Company of the Merger Consideration to be received by the Company's stockholders pursuant to the terms and conditions of the Merger.

     (g) The Merger shall have been approved by holders of the majority of the issued and outstanding Company Common Stock.

                                  ARTICLE VII
                       CONDUCT PRIOR TO THE EFFECTIVE TIME

     7.1 Covenants of Company. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Effective Time, Company agrees as to itself and its Subsidiaries (except to the extent expressly contemplated by this Agreement or required by a Governmental Authority or as consented to in writing by Buyer), as follows:

     (a)  Conduct of Business of Company.

          (i) Company and its Subsidiaries shall carry on their respective businesses in the ordinary course in substantially the same manner as heretofore conducted, and Company agrees to pay and to cause its Subsidiaries to pay debts and Taxes when due subject to good faith disputes over such debts or Taxes, to pay or perform other obligations when due, and to use commercially reasonable efforts consistent with past practice and policies to preserve intact its and its Subsidiaries' present business organizations, to keep available the services of its and its Subsidiaries' present officers and key employees and to preserve its and its Subsidiaries' relationships with customers, suppliers, distributors, licensors, licensees, and others having business dealings with it or its Subsidiaries, to the end that its and its Subsidiaries' goodwill and ongoing businesses shall be unimpaired at the Effective Time. Company agrees to promptly notify Buyer of any event or occurrence, which, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect on Company.

          (ii) Company shall use its commercially reasonable efforts not to, and shall use its commercially reasonable efforts not to permit any of its Subsidiaries to, take any action (including any action otherwise permitted by this Section 7.1) that would reasonably be expected to prevent or impede the Merger from qualifying as a "reorganization" within the meaning of
     Section 368(a) of the Code.

     (b) Restrictions on Conduct of Business of Company. Company shall not do, cause or permit any of the following (other than those items listed on Schedule 7.1(b)), or allow, cause or permit any of its Subsidiaries to do, cause or permit any of the following, without the prior written consent of Buyer (it being agreed that any actions taken or omitted by Company in compliance with this Section 7.1(b) shall not be deemed to constitute a breach of any of the representations or warranties of Company in Article III):

          (i) Declare or pay any dividends on or make any other distributions (whether in cash, stock or property) in respect of any of its capital stock (other than any such dividends or distributions from a Subsidiary to the Company), or split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, or repurchase or otherwise acquire, directly or indirectly, any shares of its capital stock, except from former employees, directors and consultants in accordance with agreements providing for the repurchase of shares in connection with any termination of service to it or its Subsidiaries;

          (ii) Issue, deliver or sell or authorize or propose the issuance, delivery or sale of, or purchase or propose the purchase of, any shares of its capital stock or securities convertible into, or subscriptions, rights, warrants or options to acquire, or other Contracts or commitments of any character obligating it to issue any such shares or other convertible securities, other than the issuance of shares of Company Common Stock pursuant to the exercise of Company Stock Options, warrants or other rights therefor outstanding as of the date of this Agreement;

          (iii) Make any change to its accounting methods, principles, policies, procedures or practices, except as may be required by GAAP, Regulation S-X promulgated by the Commission under the Exchange Act or applicable statutory accounting principles;

          (iv) Except to the extent required to comply with its obligations hereunder or with applicable law, amend or propose to so amend their respective certificates of incorporation, bylaws or other comparable organizational documents.

          (v) Take or agree in writing or otherwise to take any of the actions described in Sections 7.1(b)(i)-(iv) above, or any action that is reasonably foreseeable by Company to be likely to make any of its representations or warranties contained in this Agreement untrue or incorrect or prevent it from performing or cause it not to perform its covenants hereunder, or permit any of its Subsidiaries to, agree or commit to do any of the foregoing.

     7.2 Covenants of Buyer. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Effective Time, Buyer agrees as to itself and its Subsidiaries (except to the extent expressly contemplated by this Agreement or required by a Governmental Authority or as consented to in writing by Company), as follows:

     (a) Conduct of Business of Buyer. Buyer and its Subsidiaries shall carry on their respective business in the ordinary course in substantially the same manner as heretofore conducted, and Buyer agrees to pay and to cause its Subsidiaries to pay debts and Taxes when due subject to good faith disputes over such debts or Taxes, to pay or perform other obligations when due, and to use all reasonable efforts consistent with past practice and policies to preserve intact its and its Subsidiaries' present business organizations, use its commercially reasonable efforts consistent with past practice to keep available the services of its and its Subsidiaries' present officers and key employees and use its commercially reasonable efforts consistent with past practice to preserve its and its Subsidiaries' relationships with customers, suppliers, distributors, licensors, licensees, and others having business dealings with it or its Subsidiaries, to the end that its and its Subsidiaries' goodwill and ongoing businesses shall be unimpaired at the Effective Time. Buyer agrees to promptly notify Buyer of any material event or occurrence

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

not in the ordinary course of its or its subsidiaries' business, and of any event, which, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Buyer.

     (b) Restrictions on Conduct of Business of Buyer. Buyer shall not do, cause or permit any of the following (other than those items listed on Schedule 7.2(b) to the Buyer Disclosure Schedule), or allow, cause or permit any of its Subsidiaries to do, cause or permit any of the following, without the prior written consent of Company (it being agreed that any actions taken or omitted by Buyer in compliance with this Section 7.2(b) shall not be deemed to constitute a breach of any of the representations or warranties of Buyer in Article III):

          (i) Declare or pay any dividends on or make any other distributions (whether in cash, stock or property) in respect of any of its capital stock, or split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock;

          (ii) Issue, deliver or sell or authorize or propose the issuance, delivery or sale of, or purchase or propose the purchase of, any shares of its capital stock or securities convertible into, or subscriptions, rights, warrants or options to acquire, or other Contracts or commitments of any character obligating it to issue any such shares or other convertible securities, other than the issuance of shares of Company Common Stock pursuant to the exercise of Company Stock Options, warrants or other rights therefor outstanding as of the date of this Agreement; provided, however, Buyer may issue options under Buyer's existing stock option plans, in the ordinary course of business; and provided, further, notwithstanding anything to the contrary herein, after December 31, 2002, Buyer shall be permitted, in its sole and absolute discretion, to issue, deliver or sell or authorize or propose the issuance, delivery or sale of, or purchase or propose the purchase of, any shares of its capital stock or securities convertible into, or subscriptions, rights, warrants or options to acquire, or other Contracts or commitments of any character obligating it to issue any such shares or other convertible securities pursuant to a registration statement filed under the Securities Act or a valid exemption from such registration under the Securities Act (each, a "Buyer Financing").

          (iii) Make any change to its accounting methods, principles, policies, procedures or practices, except as may be required by GAAP, Regulation S-X promulgated by the Commission under the Exchange Act or applicable statutory accounting principles;

          (iv) Except to the extent required to comply with its obligations hereunder or with applicable law, Buyer shall not, and shall not permit its Subsidiaries to, amend or propose to so amend their respective certificates of incorporation, bylaws or other comparable organizational documents.

          (v) Take or agree in writing or otherwise to take any of the actions described in Sections 7.2(b) through (i)-(iv) above, or any action that is reasonably foreseeable by Buyer to be likely to make any of its representations or warranties contained in this Agreement untrue or incorrect or prevent it from performing or cause it not to perform its covenants hereunder.

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

                                  ARTICLE VIII
                            TERMINATION AND AMENDMENT

     8.1 Termination. This Agreement may be terminated at any time prior to the Effective Time, by action taken or authorized by the Board of Directors of the terminating party or parties, and except as provided below, whether before or after approval of the matters presented in connection with the Merger by the stockholders of Buyer or Company:

     (a)  By mutual written consent of Buyer and Company;

     (b)  By either Buyer or Company, if:

          (i) the Effective Time shall not have occurred on or before March 31, 2003 (the "Termination Date"), or such time as the Termination Date shall have been extended under the terms of this Agreement; provided, however, that the right to terminate this Agreement under this Section 8.1(b)(i) shall not be available to any party whose failure to fulfill any obligation under this Agreement (including without limitation such party's obligations set forth in Section 5.6) has been the cause of, or resulted in, the failure of the Effective Time to occur on or before the Termination Date; or

          (ii) any Governmental Authority: (A) shall have issued an order, decree or ruling or taken any other action (which the parties shall have used their commercially reasonable efforts to resist, resolve or lift, as applicable, in accordance with Section 5.6) permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement, and such order, decree, ruling or other action shall have become final and non-appealable, or (B) shall have failed to issue an order, decree or ruling or to take any other action, and such denial of a request to issue such order, decree, ruling or take such other action shall have become final and non-appealable (which order, decree, ruling or other action the parties shall have used their commercially reasonable efforts to obtain, in accordance with Section 5.6), in the case of each of (A) and (B) which is necessary to fulfill the conditions set forth in Section 6.1, as applicable; provided, however, that the right to terminate this Agreement under this Section 8.1(b)(ii) shall not be available to any party whose failure to comply with Section 5.6 has been the cause of such action or inaction;

     (c)  By Buyer, if:

          (i) Company shall have: (A) failed to make the Company Recommendation (or resolved to take any such action), whether or not permitted by the terms hereof, or (B) materially breached its obligations under this Agreement by reason of a failure to call the Company Stockholders Meeting in accordance with Section 5.2(b) or a failure to prepare and mail to its stockholders the Proxy Statement/Prospectus in accordance with Section 5.2(b),

          (ii) the approvals of the stockholders of Company contemplated by this Agreement shall not have been obtained by reason of the failure to obtain the required vote at a duly held meeting of stockholders or of any adjournment thereof at which the vote was taken,

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

          (iii) the holders of more than 100,000 shares of Company Common Stock have perfected appraisal rights and shall not have withdrawn or lost such right of appraisal under Section 262 of the DGCL;

          (iv) the Board of Directors of Company shall have endorsed, accepted or agreed to a Takeover Proposal or shall have resolved to do so;

          (v) a Takeover Proposal shall have occurred and the Board of Directors of Company in connection therewith, shall not, have within ten
     (10) days of such occurrence: (A) reconfirmed the Company Recommendation and its approval of this Agreement and the transactions contemplated hereby, and (B) rejected such Takeover Proposal;

          (vi) Company shall have breached or failed to comply with the provisions of Section 5.2 of this Agreement;

          (vii) Company shall have breached any of its representations or warranties contained in this Agreement, such that the conditions set forth in Section 6.1 or 6.2 are not capable of being satisfied on or before the Termination Date, and such breach has not been cured within 30 calendar days after written notice thereof from Buyer to Company; or

          (viii) Company shall have failed to perform any of its covenants or other Agreements contained in this Agreement and such failure has not been cured within 30 calendar days after written notice thereof from Buyer to Company.

     (d)  By Company, if:

          (i)   Buyer shall have: (A) failed to make the Buyer Recommendation

     (or resolved to take any such action), whether or not permitted by the terms hereof, (B) materially breached its obligations under this Agreement by reason of a failure to call the Buyer Stockholders Meeting in accordance with Section 5.2(a) or a failure to prepare and mail to its stockholders the Proxy Statement/Prospectus, if required, in accordance with Section 5.2(a);

          (ii) Any required approval of the stockholders of Buyer contemplated by this Agreement shall not have been obtained by reason of the failure to obtain the required vote at a duly held meeting of stockholders or of any adjournment thereof at which the vote was taken;

          (iii) Buyer shall have breached any of its representations or warranties contained in this Agreement such that the conditions set forth in Section 6.1 or 6.3 are not capable of being satisfied on or before the Termination Date and such breach has not been cured within 30 calendar days after written notice thereof from Company to Buyer

          (iv) Buyer shall have failed to perform any of its covenants or other agreements contained in this Agreement and such failure has not been cured within 30 calendar days after written notice thereof from Company to Buyer; or

          (v)   Company determines to accept a Superior Proposal.

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

     8.2  Effect of Termination.

     (a) Subject to Sections 8.2(b) and (c), in the event of termination of this Agreement by either Buyer or Company as provided in Section 8.1, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of any of the parties or their respective officers or directors except with respect to Section 5.4, Section 5.15, this Section 8.2 and
Article IX, which provisions shall survive such termination, and except that, notwithstanding anything to the contrary contained in this Agreement, neither Buyer nor Company shall be relieved or released from any liabilities or damages arising out of its willful and material breach of this Agreement.

     (b) In the event that: (i) Buyer shall have terminated this Agreement pursuant to Sections 8.1(c)(i), (iv), (vi) or (viii), or Company shall have terminated this Agreement pursuant to Section 8.1(d)(v), Company shall promptly pay to Buyer, by wire transfer of immediately available funds, and in no event later than five (5) Business Days after the date of such termination, (A) the sum of $250,000, and (B) the Expenses of Buyer, but in no event to exceed $250,000 (exclusive of the amount payable under Section 8.2(b)(i)(A)); or (ii) Company shall have terminated this Agreement pursuant to Sections 8.1(d)(i) or
(iv), Buyer shall promptly pay to Company, by wire transfer of immediately available funds, and in no event later than five (5) Business Days after the date of such termination, (X) the sum of $250,000, and (Y) the Expenses of Company, but in no event to exceed $250,000 (exclusive of the amount payable under Section 8.2(b)(ii)(X)).

     (c)  The parties acknowledge that the agreements contained in this Section
8.2 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, none of the parties would enter into this Agreement. The parties agree that in the event that:

          (i) any party obligated to make any payment to the other party pursuant to this Section 8.2 shall make such payment promptly, in accordance with this Section 8.2, such payment shall be the exclusive remedy that the payee shall have against the payor, and neither the payee nor the payor shall have any remedy against the other party for any breach of any representation, warranty, covenant or agreement contained in this Agreement or otherwise; and

          (ii) no party shall be obligated to make any payment to the other party pursuant to this Section 8.2, this Section 8.2 shall not preclude any remedy any party may have against the other party hereunder for any breach of any representation, warranty, covenant or agreement contained in this Agreement or otherwise.

     8.3 Amendment. This Agreement may be amended by the parties hereto, by action taken or authorized by their respective Boards of Directors, at any time before or after approval of the matters presented in connection with the Merger by the stockholders of Buyer and Company, but, after any such approval, no amendment shall be made which by law or in accordance with the rules of any relevant stock exchange requires further approval by such stockholders without such further approval. This Agreement may not be amended, except by an instrument in writing signed on behalf of each of the parties hereto.

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

     8.4 Extension; Waiver. At any time prior to the Effective Time, the parties hereto, by action taken or authorized by their respective Boards of Directors, may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto, and (iii) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of those rights.

                                   ARTICLE IX
                                  MISCELLANEOUS

     9.1  Definitions. As used in this Agreement:

     (a) "Affiliate" has the meaning ascribed to such term, as defined in Rule 405 promulgated by the Commission under the Securities Act.

     (b) "beneficial ownership" or "beneficially own" shall have the meaning under Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder.

     (c) "Board of Directors" means the Board of Directors of any specified Person and any committee thereof.

     (d) "Business Day" means any day on which banks are not required or authorized to close in Los Angeles, California.

     (e) "cGMP" means current Good Manufacturing Practices promulgated by the United States Food and Drug Administration governing the manufacture, handling, storage and control of products in the United States.

     (f) "COBRA" the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, and the regulations (including proposed regulations) thereunder.

     (g) "Company Stock Option Plans" means the Company's: (i) Equity Incentive plan, as amended through October 10, 1996, (ii) Second Amended and Restated Stock Option Plan for Outside Directors, and (iii) 2000 Equity Incentive Plan, each of which has been filed as an exhibit to the Company's SEC Documents.

     (h) "Encumbrance" means any mortgage, deed of trust, pledge, hypothecation, assignment, deposit arrangement, encumbrance, security interest, lien (statutory or other) or preference, equity, option, charge, limitation on voting rights, right to receive dividends, dissenters' or appraisal rights, priority or other security or similar agreement or preferential arrangement of any kind or nature whatsoever (including, without limitation, any conditional sale or other title retention agreement having substantially the same economic effect as any of the foregoing).

     (i) "Environmental Loss" means any and all of the following relating to compliance with Hazardous Materials Law, whether the result of any action of any Governmental Authority or a third party liabilities; penalties; forfeitures; suits; losses; damages; expenses; debts;

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

obligations; claims; fines or civil liability; costs (including the costs of investigation, defense, settlement and attorneys' and other professional fees whether or not litigation is instituted); or, capital expenditures.

     (j) "Governmental Approval" means any consent, approval, authorization, waiver, release, permit, grant, franchise, concession, agreement, license, exemption or order of, registration, certificate, declaration or filing with, or report or notice to, any Governmental Authority.

     (k) "Governmental Authority" means any supranational, national, state, municipal, local or foreign government, any instrumentality, subdivision, court, administrative agency or commission or other authority thereof, or any quasi-governmental or private body exercising any regulatory, taxing, importing or other governmental or quasi-governmental authority.

     (l) "Hazardous Materials Law" means any foreign, national, territorial, state, provincial or local statute, ordinance, order, rule or regulation of any type, relating to pollution or the protection of worker safety, public safety, human health, natural resources, or the environment, including laws, statutes, ordinances, rules or regulations relating to the emission, discharge, release or threatened release, of pollutants, contaminants or Hazardous Substances into ambient air, surface water, ground water or land, or remediation or removal thereof, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Substances.

     (m) "Hazardous Substance" means any substance, material, chemical or waste the presence of which requires investigation or remediation under, or which is or becomes regulated by, any Governmental Authority due to its properties of being toxic, hazardous, explosive, corrosive, flammable, infectious, radioactive, carcinogenic, or mutagenic, including, without limitation, any material, waste, chemical or substance which is: (i) defined as a "hazardous," "extremely hazardous" or "restricted hazardous" waste, material or substance under the laws of the governmental jurisdiction where the Premises are located and/or to which the Premises are subject; (ii) petroleum or a petroleum product, including, without limitation, gasoline and diesel fuel; (iii) asbestos or asbestos containing; (iv) polychlorinated biphenyls; (v) designated as a "hazardous substance" pursuant to Section 311 of the Clean Water Act, 33
U.S.C. (S)1251 et seq. (33 U.S.C. (S)1321) or listed pursuant to Section 307 of the Clean Water Act (33 U.S.C. (S)1317); (vi) defined as a "hazardous waste" pursuant to Section 1004 of the Resource Conservation and Recovery Act, 42 U.S.C. (S)6901 et seq. (42 U.S.C. (S)6903); or (vii) defined as a "hazardous substance" pursuant to Section 101 of the Comprehensive Environmental Response, Compensation, and Liability Act, 42 U.S.C. (S)9601 et seq. ("CERCLA") (42 U.S.C.
(S)9601);

     (n) "HSR Act" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

     (o) "Intellectual Property" means all United States and worldwide (i) inventions (whether patentable or unpatentable, whether or not reduced to practice, and/or whether developed alone or jointly with others), all improvements thereto, patents, patent applications, patent and invention disclosures, and all other rights of inventorship, together with all reissuances, continuations, continuations-in-part, divisions, revisions, supplementary protection certificates, extensions and re-examinations thereof;
(ii) Internet domain names, trademarks, service marks, trade dress, trade names, logos, designs, slogans, product names, corporate

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

names, together with all of the goodwill symbolized thereby and associated therewith, and registrations and applications for registration thereof and renewals thereof; (iii) copyrights (registered or unregistered), copyrightable works, rights of authorship, and registrations and applications for registration thereof and renewals thereof; (iv) integrated circuit designs, cell libraries, electronic masks, net lists, simulations, mask works, semiconductor chip rights, and registrations and applications for registration thereof and renewals thereof; (v) computer software (including without limitation source code, source code engines, source data files, and object code), software development tools (including without limitation assemblers, compilers, converters, utilities, compression tools), libraries, algorithms, routines, subroutines, commented and documented code, programmer's notes, system architecture, logic flow, data, computer applications and operating programs, databases and documentation thereof; (vi) trade secrets and other confidential information (including without limitation ideas, technologies, know-how, manufacturing and production processes and techniques, research and development information, drawings, schematics, specifications, bill of material, designs, plans, proposals, technical data, pricing data, marketing data, financial records, customer and supplier lists, and other proprietary information), (vii) copies and tangible embodiments thereof (in whatever form or medium), and all modifications, enhancements and derivative works of any of the foregoing; and (viii) all rights to sue and collect remedies for any past, present and future infringement of any of the foregoing, and rights of priority and protection of interests therein under the laws of any jurisdiction worldwide.

     (p) "known" or "knowledge" means, with respect to any party, the knowledge of such party's or any of its Subsidiaries executive officers or its Board of Directors, after reasonable inquiry.

     (q) "Material Adverse Effect" means, with respect to any Person any event, change, circumstance or effect that is materially adverse to: (i) the business, properties, assets, financial condition or results of operations of such Person and its Subsidiaries taken as a whole, other than any event, change, circumstance or effect relating: (x) to the economy or financial markets in general, or (y) in general to the industries in which such Person operates and not specifically relating to (or having the effect of specifically relating to or having a materially disproportionate effect (relative to most other industry participants) on such Person, or (ii) the ability of such Person to consummate the transactions contemplated by this Agreement.

     (r)  "Nasdaq" means the Nasdaq Stock Market, Inc.

     (s)  "Nasdaq National Market" means the Nasdaq National Market System.

     (t) "the other party" means, with respect to Buyer, Company, and means with respect to Company, Buyer.

     (u) "Person" means an individual, corporation, limited liability company, partnership, association, trust, unincorporated organization, other entity or group (as defined in the Exchange Act).

     (v) "Premises" means any property or facility, which any Person owns, operates, subleases, leases or occupies.

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

     (w) "Regulatory Law" means the HSR Act, and all other federal, state and foreign, if any, statutes, rules, regulations, orders, decrees, administrative and judicial doctrines and other laws that are designed or intended to prohibit, restrict or regulate (i) mergers, acquisitions or other business combinations,
(ii) foreign investment or (iii) actions having the purpose or effect of monopolization or restraint of trade or lessening of competition.

     (x) "Subsidiary" when used with respect to any party means any corporation or other organization, whether incorporated or incorporated, at least a majority of the securities or other interests of which having by their terms ordinary voting power to elect a majority of the Board of Directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such party or by any one or more of its Subsidiaries, or by such party and one or more of its Subsidiaries.

     (y) "Takeover Proposal" means any offer or proposal for, or any indication of interest in, with respect to, or a transaction to effect, a merger, reorganization, share exchange, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving Company or any of its Subsidiaries, or any purchase or sale of 10% or more of the consolidated assets (including stock of its Subsidiaries) of Company and its Subsidiaries, taken as a whole, or any purchase or sale of, or tender or exchange offer for, its equity securities that, if consummated, would result in any Person (or the stockholders of such Person) beneficially owning securities representing 10% or more of its total voting power (or of the surviving parent entity in such transaction) or the voting power of any of its Subsidiaries (other than a proposal or offer made by Buyer or an Affiliate thereof).

     (z) "Tax" (and with correlative meaning, "Taxes") means any and all federal, state, local or foreign income, gross receipts, property, sales, use, license, excise, franchise, employment, payroll, withholding, alternative or add-on minimum, ad valorem, transfer or excise tax, or any other tax, custom, duty, governmental fee or like assessment or charge of any kind whatsoever, together with any interest or penalty, imposed by any Governmental Authority or any obligation to pay Taxes imposed on any entity for which a party to this Agreement is liable as a result of any indemnification provision or other contractual obligation.

     (aa) "Transaction Documents" means this Agreement, the Stockholders Agreements, the Employment Agreements and the Affiliate Agreements and such other documents, instruments and certificates as may be entered into between the parties in connection with this Agreement and the transactions contemplated herein.

     9.2 Choice of Law and Forum. This Agreement shall be governed by and construed and interpreted in accordance with the substantive laws of the State of Delaware, without giving effect to any conflicts of law rule or principle that might require the application of the laws of another jurisdiction. Each party hereto hereby irrevocably submits to the exclusive jurisdiction of the Chancery or other courts of the State of Delaware in any such action, suit or proceeding, and agrees that any such action, suit or proceeding shall be brought only in such court (and waives any objection based on forum non conveniens or any other objection to venue therein); provided, however, that such consent to jurisdiction is solely for the purpose referred to in this Section 9.2 and shall not be deemed to be a general submission to the jurisdiction of said courts or in the State of Delaware other than for such purpose.

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     9.3  Notices. All notices that are required or may be given pursuant to this Agreement must be in writing and delivered personally, by a recognized courier service, by a recognized overnight delivery service, by telecopy or by registered or certified mail, postage prepaid, to the parties at the following addresses (or to the attention of such other Person or such other address as any party may provide to the other parties by notice in accordance with this Section 9.3):

If to Buyer, to:            PhotoMedex, Inc.
                            Five Radnor Corporate Center
                            Suite 470
                            Radnor, Pennsylvania 19087-4609
                            Attention: Jeffrey F. O'Donnell,
                            Chief Executive Officer
                            Telephone no. (610) 971-9292
                            Facsimile no. (610) 971-9303

With copies to:             Luce, Forward, Hamilton & Scripps LLP
                            11755 Wilshire Boulevard,
                            Suite 1600
                            Los Angeles, California 90025
                            Attention: Jeffrey P. Berg, Esq.
                            Telephone no. (310) 481-5200
                            Facsimile no. (310) 481-5206

If to Company, to:          Surgical Laser Technologies, Inc.
                            147 Keystone Drive
                            Montgomeryville, Pennsylvania 18936-9638
                            Attention: Michael R. Stewart
                            President and Chief Executive Officer
                            Telephone no. (215) 619-3259
                            Facsimile no. (215) 619-3208

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With copies to:           Duane Morris LLP
                          One Liberty Place
                          Philadelphia, Pennsylvania 19103-7396
                          Attention: Thomas G. Spencer, Esq.
                          Telephone no. (215) 979-1218
                          Facsimile no. (215) 979-1020

or such other addresses as shall be furnished in writing by any party in the manner for giving notices hereunder, and any such notice or communication shall be deemed to have been given as of the date so delivered, mailed or telegraphed.

     9.4 Attorneys' Fees. If attorneys' fees or other costs are incurred to secure performance of any obligations hereunder, or to establish damages for the breach thereof or to obtain any other appropriate relief, whether by way of prosecution or defense, the prevailing party will be entitled to recover reasonable attorneys' fees and costs incurred in connection therewith, including on appeal therefrom.

     9.5 Confidentiality. Each party hereto agrees with the other parties that, unless and until the transactions contemplated by this Agreement has been consummated, they and their representatives will remain subject to the Confidentiality Agreement.

     9.6 Entire Agreement. This Agreement represents the entire agreement between the parties relating to the subject matter hereof. This Agreement alone fully and completely expresses the agreement of the parties relating to the subject matter hereof. There are no other courses of dealing, understandings, agreements, representations or warranties, written or oral, except as set forth herein.

     9.7 Non-Survival of Representations and Warranties. The representations and warranties of the respective parties shall terminate at the Effective Time.

     9.8 Counterparts; Facsimile Signatures. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original and all of which taken together shall be but a single instrument. The parties hereto, and their respective successors and assigns, are hereby authorized to rely upon the signature of each Person and entity on this letter, which are delivered by facsimile, as constituting a duly authorized, irrevocable, actual, current delivery of this letter with original ink signatures of each such Person and entity.

     9.9 Remedies Cumulative. Except as otherwise expressly stated herein, every right and remedy provided herein shall be cumulative with every other right and remedy, whether conferred herein, at law, or in equity, and may be enforced concurrently herewith, and no waiver by any party of the performance of any obligation by the other shall be construed as a waiver of the same or any other default then, theretofore, or thereafter occurring or existing.

     9.10 Incorporation of Recitals. All of the recitals hereof are incorporated by this reference and are made a part hereof as though set forth at length herein.

     9.11 Headings; Context. The headings of the sections and paragraphs contained in this Agreement are for convenience of reference only and do not form a part hereof and in no way modify, interpret or construe the meaning of this Agreement.

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     9.12 Benefit. This Agreement shall be binding upon and shall inure only to the benefit of the parties hereto, and their permitted assigns hereunder. This Agreement shall not be assigned by any party without the prior written consent of the other party.

     9.13 Severability. In the event that any particular provision or provisions of this Agreement or the other agreements contained herein shall for any reason hereafter be determined to be unenforceable, or in violation of any law, governmental order or regulation, such unenforceability or violation shall not affect the remaining provisions of such agreements, which shall continue in full force and effect and be binding upon the respective parties hereto.

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     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and entered into as of the date first above written.

                                      ("Buyer")
                                      PHOTOMEDEX, INC.
                                      a Delaware corporation

                                      By:  /s/ Jeffrey F. O'Donnell
                                           -------------------------------------
                                           Jeffrey F. O'Donnell
                                           Chief Executive Officer

                                      ("Merger Sub")
                                      J MERGER CORP., INC.
                                      a Delaware corporation

                                      By:  /s/ Jeffrey F. O'Donnell
                                           -------------------------------------
                                           Jeffrey F. O'Donnell
                                           Chief Executive Officer

                                      ("Company")
                                      SURGICAL LASER TECHNOLOGIES, INC.
                                      a Delaware corporation

                                      By:  /s/ Michael R. Stewart
                                           -------------------------------------
                                           Michael R. Stewart
                                           President and Chief Executive Officer

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